As filed with the Securities and Exchange Commission on ____________, 2001

                                                     Registration No. __________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    Form SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                 --------------

                         BIOZHEM COSMECEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Texas                                          79-0118305
 (State or Other Jurisdiction of                          (I.R.S. Employer
 Incorporation or Organization)                          Identification No.)

                        25651 Atlantic Ocean Drive A-10
                              Lake Forest, CA 92630
                                 (949) 707-4030
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                 Ms. Marti Wolf
                          BIOZHEM COSMECEUTICALS, INC.
                         25651 Atlantic Ocean Drive A-10
                              Lake Forest, CA 92630
                                 (949) 707-4030

(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:
                                David Kaye, Esq.
                         Danzig Kaye Cooper & Fiore, LLP
                          30-A Vreeland Road, Suite 230
                             Florham Park, NJ 07932
                                 (973-443-0600)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [ ]

----------------------------------------- ------------------- --------------- --------------- ----------------
                                                              Proposed        Proposed
                                                              Maximum         Maximum
                                                              Offering        Aggregate       Amount of
                                          Amount to be        Price per       Offering        Registration
Title of Securities to be Registered      Registered          Share (1)       Price (1)       Fee
----------------------------------------- ------------------- --------------- --------------- ----------------
Common stock, $0.001                              24,928,767           $0.35      $8,725,068        $2,303.42
----------------------------------------- ------------------- --------------- --------------- ----------------


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 by reference to the last sale reported on the OTC Bulletin Board on November 16, 2001.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

         The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion December, 2001.

PRELIMINARY PROSPECTUS

                          Biozhem Cosmeceuticals, Inc.
               24,928,767 Shares of Common Stock ($.001 par value)

         This prospectus relates to the public offering, which is not being underwritten, of 17,471,120 shares of the Company's common stock currently outstanding and 7,457,647 shares which may be acquired upon the exercise of warrants and stock options.

         The selling shareholders may offer these shares from time to time in transactions on the OTC Bulletin Board or in privately negotiated transactions. The Company will not receive any of the proceeds of the sale of shares by the Selling Shareholders. The Company may receive up to $1,795,662 from the exercise of such warrants and options. Such proceeds, if any, would be used for general working capital.

         Biozhem common stock is quoted on the OTC Bulletin Board under the symbol "BZHM." On November 16, 2001, the closing sale price of the Common Stock on the OTC Bulletin Board was $0.35.


         INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is November 16, 2001.

TABLE OF CONTENTS


                                                                           Page
                                                                           ----

PROSPECTUS SUMMARY.............................................................4

RISK FACTORS.................................................................4-7

-        GOING CONCERN OPINION
-        NET LOSSES
-        UNCERTAIN ABILITY TO MEET CAPITAL NEEDS
-        WE RELY ON SALES OF CERTAIN PRODUCTS
- WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR EXISTING OPERATIONS AND ANY GROWTH A DECLINE IN CONSUMER SPENDING DUE TO UNFAVORABLE ECONOMIC CONDITIONS COULD HINDER SALES OF OUR CONSUMER PRODUCTS
- OUR FINANCIAL PERFORMANCE MAY BE VULNERABLE TO RAPIDLY CHANGING PREFERENCES IN COSMETIC PRODUCTS
-        OUR INFOMERCIAL MAY NOT BE SUCCESSFUL
-        COMPETITION
-        GOVERNMENT REGULATIONS
- IF WE LOSE OUR KEY PERSONNEL OR CANNOT RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER
-        STRATEGIC RELATIONSHIPS
- WE FACE PRODUCT LIABILITY RISKS INCREASES IN ADVERTISING RATES MAY REDUCE OUR PROFITABILITY
- OUR SALES MAY MATERIALLY DECLINE IF OUR CUSTOMER SERVICE CALL CENTER STOPS OPERATING MARKET FOR COMMON STOCK
-        POSSIBLE VOLATILITY OF STOCK PRICE
-        ABSENCE OF DIVIDENDS
- BECAUSE OUR COMMON STOCK IS A "PENNY STOCK", TRADING IN IT IS SUBJECT TO THE PENNY STOCK RULES WHICH COULD AFFECT YOUR ABILITY TO RESELL THE STOCK IN THE MARKET
-        LIMITATION ON LIABILITY OF DIRECTORS
-        CUMULATIVE VOTING AND PRE-EMPTIVE RIGHTS

USE OF PROCEEDS................................................................7

MARKET FOR COMMON STOCK......................................................7-8

MANAGEMENT'S DISCUSSION AND ANALYSIS........................................8-13

ABOUT BIOZHEM..............................................................14-16

EXECUTIVE COMPENSATION.....................................................16-18

FORWARD-LOOKING STATEMENTS....................................................20

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................20

DESCRIPTION OF CAPITAL STOCK...............................................20-21

SELLING SHAREHOLDERS.......................................................21-24

PLAN OF DISTRIBUTION..........................................................24

EXPERTS.......................................................................24

LEGAL MATTERS.................................................................25

FINANCIAL STATEMENTS.......................................................27-47

                               Prospectus Summary

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements. Some of the statements made in this prospectus discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those contemplated in these forward-looking statements.

Our Company

          We are a Texas corporation, which commenced operations in 1984. Our most significant operations involve the sale of Biozhem Skin Care Products, which we distribute through a network of Company-owned retail stores. We also enter into marketing and distribution agreements with manufacturers of specific products or product lines and resell those products through Company-owned retail stores.

Use of Proceeds

         We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders. We will receive proceeds from the price paid to exercise the warrants and options covered by this prospectus, if and when such exercises occur. Such proceeds, if any, will be used for general working capital.

                                  RISK FACTORS

         You should carefully consider the risks described below before purchasing Biozhem Common Stock. Additional risks and uncertainties not presently known to Biozhem or that Biozhem currently deems immaterial may also impair Biozhem's business operations.

         If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of Biozhem common stock could decline, and you may lose all or part of your investment.

          GOING CONCERN OPINION. Our financial statements for the years ended September 30, 2000 and 1999 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our independent auditors have issued a "going concern" opinion in their report to our financial statements for such years citing recurring losses, a working capital deficit and, with respect to the year ended September 30, 2000, that we were in default of certain notes payable. Accordingly, those conditions raise substantial doubt about our ability to continue as a going concern. This going concern qualification may also adversely affect the perception of prospective investors and suppliers of our Company.

         NET LOSSES. We reported net losses of approximately $1,010,000 and $1,049,000 and net cash used in operating activities of approximately $419,000 and $367,000 in fiscal 2000 and 1999, respectively. Net losses for the nine months ended June 30, 2001 were approximately $1,132,000. There can be no assurance that we will be able to generate sufficient revenue to achieve profitability on a sustained basis.

         UNCERTAIN ABILITY TO MEET CAPITAL NEEDS. We need additional capital to fund our operations and we are seeking to obtain additional capital through equity and/or debt financing. If additional funds are raised by issuing equity securities and/or debt convertible into equity, further dilution to existing stockholders will result, and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available when needed, or if available, will be available on acceptable terms.

         WE RELY ON SALES OF CERTAIN PRODUCTS. Our financial success depends almost entirely on marketing our skin care products. Although we plan to diversify our product line in the future, there is no assurance we will be able to do so. Any significant diminished consumer interest in our products would adversely affect our business. We may not be able to develop successful new products or implement successful enhancements to existing products. Any products that we do develop or enhance may not generate sufficient sales to justify the cost of developing and marketing these products.

         WE MAY BE UNABLE TO EFFECTIVELY MANAGE OUR EXISTING OPERATIONS AND ANY GROWTH. In order to manage our operations successfully, we believe that we must: maintain a high level of manufacturing quality and efficiency; continue to enhance our operational, financial and management systems and controls; effectively expand, train and manage our employee base; and maintain an effective and efficient customer call center and inventory control and distribution system through third parties. Our failure to properly manage any of these or other growth-related challenges could adversely affect our business. We cannot assure you that we will succeed in effectively managing our existing operations or our any growth.

         A DECLINE IN CONSUMER SPENDING DUE TO UNFAVORABLE ECONOMIC CONDITIONS COULD HINDER SALES OF OUR CONSUMER PRODUCTS. The success of our products depends substantially on how consumers decide to spend their money. Unfavorable economic conditions may depress consumer spending, especially for cosmetic products like ours.

         OUR FINANCIAL PERFORMANCE MAY BE VULNERABLE TO RAPIDLY CHANGING PREFERENCES IN COSMETIC PRODUCTS. Our net sales and profitability depend significantly on the acceptance of our existing and future cosmetic products. This market is characterized by rapidly changing trends and fads. Frequent innovations and improvements are necessary to maintain consumer interest in cosmetic products. Our financial performance may be harmed if we are unable to successfully adapt any of our consumer products to these changing trends and fads.

         OUR INFOMERCIAL MAY NOT BE SUCCESSFUL. Our continued existence is dependent upon our ability to achieve our 2002-operating plan, which contemplates significantly improved operating results and cash flows. The 2002 operating plan is based on the successful launch of the RevitaCel System infomercial. There can be no assurances that the infomercial will generate sufficient revenues and margins to pay advertising costs, product expenses, royalty and promotion fees and to provide funds for working capital and profit.

         COMPETITION. We compete with a large number of companies and product lines in the markets in which our products are sold. Many competitive companies are well established and have research, financial and manufacturing capabilities and other resources substantially greater than ours. Retail competition consists of major cosmetic companies such as Estee Lauder, Clinique and Lancome and national retailers such as Body Shop. We will compete with several companies in the infomercial market that have much more experience and more proven successes than we do. These companies are larger and have significantly greater financial resources than us. In addition, we will compete directly with Gunthy Renker and their beauty product infomercials.

         GOVERNMENT REGULATIONS. Certain federal agencies regulate, among other things, the purity and packaging of cosmetic products. Similar regulations are in effect in various states. Manufacturers and distributors of cosmetic products are also subject to the jurisdiction of the Federal Trade Commission with respect to such matters as advertising content and other trade practices. We have entered into private cosmetics labeling agreements only with non-affiliated manufacturers that manufacture products in a manner which complies with such regulations and who have submitted or intend to submit their products periodically to independent laboratories for testing. However, the extent of potentially adverse governmental regulations, which might arise from future legislation or administrative action, cannot be predicted.

         IF WE LOSE OUR KEY PERSONNEL OR CANNOT RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER. We depend on the continued services and performance of our executive officers and other key personnel. None of such individuals are employed pursuant to employment agreements. In addition, we do not have "key person" life insurance policies. If we do not succeed in attracting new employees or retaining and motivating current and future employees or executive officers, our business could suffer significantly.

         STRATEGIC RELATIONSHIPS. Our business, in part, is dependent upon relationships with manufacturers, distributors, and other third parties that provide services in our industry. The failure to develop or maintain these relationships could result in a material adverse effect on the financial condition and results of operations of the Company.

         WE FACE PRODUCT LIABILITY RISKS. We are subject to potential product liability claims if our products injure or allegedly injure our customers or other users. We believe that our insurance coverage adequately cover potential product liability claims. However, we may have inaccurately assessed our product liability risk. In addition, we may be unable to purchase sufficient insurance coverage at an affordable price, or our insurers may fail to satisfy their obligations. If our insurance coverage is inadequate to cover future product liability claims, our business may be adversely affected.

         INCREASES IN ADVERTISING RATES MAY REDUCE OUR PROFITABILITY. We depend primarily on television infomercials to market our products. Consequently, the price we must pay for our preferred media time significantly affects our financial performance. If the cost of our preferred media time increases, it may increase our selling and marketing expenses and decrease any profitability.

         OUR SALES MAY MATERIALLY DECLINE IF OUR CUSTOMER SERVICE CALL CENTER STOPS OPERATING. We receive and process almost all orders for our directly marketed products through our customer service call center. Our call center could stop operating for a number of reasons, including poor weather, natural disaster, or fire. If our backup facilities and contingency plans are ineffective to handle such problems, we could not sell our directly marketed products during the affected period. Our business could be substantially harmed if our call center stops operating for a significant time period. We do have backup capabilities because if the center were down, our lines could be migrated elsewhere to ensure continuity in our customer service operation.

         MARKET FOR COMMON STOCK. Our Common Stock currently trades on the OTC Bulletin Board. Therefore, no assurances can be given that a liquid trading market will exist at the time any investor desires to dispose of any shares of the Company's Common Stock.

         POSSIBLE VOLATILITY OF STOCK PRICE. The price of our Common Stock has fluctuated substantially and the market price of the shares of Common Stock is likely to continue to be highly volatile. Factors such as a substantial number of our issued and outstanding shares becoming subject to Rule 144, the sales of a substantial number of shares of our Common Stock in the public market following this offering, terms of any equity and/or debt financing, fluctuations in our operating results and market conditions could have a significant impact on the future price of our Common Stock and could have a depressive effect on the then market price of the Common Stock. In addition, the market for the Common Stock may be influenced by many other factors, including the depth and liquidity of the market for the Company's Common Stock, investor perceptions of the Company, and general economic and similar conditions.

         ABSENCE OF DIVIDENDS. We have never declared or paid any cash dividends on our Common Stock and we do not presently intend to pay cash dividends on our Common Stock in the foreseeable future.

         BECAUSE OUR COMMON STOCK IS A "PENNY STOCK", TRADING IN IT IS SUBJECT TO THE PENNY STOCK RULES WHICH COULD AFFECT YOUR ABILITY TO RESELL THE STOCK IN THE MARKET. The Securities Enforcement and Penny Stock Reform Act of 1990 imposes restrictions when making trades in any stock, such as our Common Stock, which is defined as a "penny stock". The SEC's regulations generally define a penny stock as an equity security that has a price of less than $5.00 per share, other than securities which are traded on markets such as the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market. As a result of being a penny stock, the market liquidity for our Common Stock may be adversely affected since the regulations on penny stocks could limit the ability of broker-dealers to sell our Common Stock and thus your ability to sell our Common Stock in the secondary market. The regulations restricting trades in penny stock include: a requirement that stockbrokers deliver to their customers, prior to any transaction involving a penny stock, a disclosure schedule explaining the penny stock market and the risks associated with the penny stock market; and a requirement that broker-dealers who recommend penny stocks to persons other than their established customers and a limited class of a accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale of the securities.

         LIMITATION ON LIABILITY OF DIRECTORS. Our Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for conduct as a director, except for the liability of the director for: (i) a breach of a director's duty of loyalty to the Company or its stockholders, (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or an act or omission that involves intentional misconduct or a knowing violation of law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, or (iv) an act or omission for which the liability of a director is expressly provided for by an applicable statute. As a result, the rights of the Company and its stockholders to obtain monetary damages for acts or omissions of directors will be more limited than they would be in the absence of such provision. The provision would not apply to a violation of a director's responsibility under the Federal securities laws.

         CUMULATIVE VOTING AND PRE-EMPTIVE RIGHTS. There are no pre-emptive rights in connection with the Company's Common Stock. Therefore, in the event we issue shares of stock in connection with any financing activities or other transactions, current shareholders of the Company will be diluted in their percentage ownership of the Company. Cumulative voting in the election of directors is not allowed. Accordingly, the holders of a majority of the shares of Common Stock will be able to elect all of the Company's Board of Directors and control the Company's policies.


                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Reports, proxy statements and other information regarding issuers that file electronically with the SEC, including our filings, are also available to the public from the SEC website at "http://www.sec.gov".

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933. This prospectus is a part of the registration statement and constitutes a prospectus of our Company for the Common Stock to be sold by the Selling Shareholders.

         You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders.

         We will receive proceeds of up $1,795,662 from the price paid to exercise the warrants and options covered by this prospectus, if and when such exercises occur. Such proceeds, if any, will be used for general working capital.


                            MARKET FOR COMMON EQUITY

         Historically, the Company's common stock was traded in the over-the-counter market of NASDAQ under the symbol "ENTG". Entourage International, Inc. was our name from our inception in 1984 until 1997 when we changed our name to Biozhem Cosmeceuticals, Inc. On January 23, 1991, the Company was notified that its stock was delisted from the NASDAQ system because of the limited number of firms making a market for the Entourage stock under the NASDAQ system. There is still a limited market in the Company's common stock now under the symbol "BZHM" on the OTC Bulletin Board. The following table sets forth the high and low bid prices of Biozhem common stock for the periods shown.

                  Quarter Ended                      Bid Prices
                  -------------                      ----------
                                                     Low      High
                                                     ---      ----
                  December 31, 1998                  $0.31    $0.69
                  March 31, 1999                     $0.37    $0.78
                  June 30, 1999                      $0.34    $0.72
                  September 30, 1999                 $0.19    $0.56
                  December 31,1999                   $0.20    $0.30
                  March31, 2000                      $0.15    $0.25
                  June 30, 2000                      $0.15    $0.35
                  September 30, 2000                 $0.25    $0.60
                  December 31, 2000                  $0.31    $0.62
                  March 31, 2001                     $0.31    $0.50
                  June 30, 2001                      $0.35    $0.98
                  September 30,2001                  $0.51    $0.93

         The above quotations reflect inter-dealer prices, without retail mark-up, markdowns or commission, and may not necessarily reflect actual transactions.

         As of September 30, 2001, there were approximately 600 record holders of the Company's common stock.

         We have never paid any dividends on our common stock and we have no present plans to do so. The Company's Board of Directors intends to retain earnings, if any, to finance the growth and development of the business of Biozhem. Any payment of cash dividends in the future will be at the discretion of the Board of Directors and will depend upon the financial condition, capital requirements and earnings, if any, of Biozhem, as well as other factors, which the Board of Directors may deem relevant.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS

BACKGROUND
----------

         On January 15, 1999, the Company acquired the assets of the Louisville, Kentucky retail store from a franchisee for consideration of $80,750, consisting of a promissory note in the amount of $65,000 and 35,000 shares of common stock valued at $15,750. The note bears interest at 8% per annum with principal and interest payments of $2,037 due from February 15, 1999 through January 15, 2002. The acquisition was accounted for as a purchase. Accordingly, the purchase consideration was allocated to the acquired assets on the basis of estimated fair market value and the operations of the retail store acquired are included in the statement of operations beginning January 16, 1999. Goodwill, a covenant not to compete and customer list of $60,750, $10,000 and $10,000, respectively, were recorded in connection with the transaction. The Louisville store was closed in January 2000 and the customer database was transferred to the other Company stores.

         On September 22,2000, We signed a License and Supply Agreement with Advanced Tissue Sciences, Inc., a Delaware Corporation ("ATS"), which gives Biozhem the exclusive right to market skin care products containing ATS' Nutrient Solution in the Direct Response market for a period of ten years providing that certain sales goals are reached. We will also pay to ATS a royalty and periodic milestone payments that are dependent on achieving certain annual and cumulative sales levels. We contracted with DermTech International, a San Diego based independent lab, to conduct detailed human efficacy and results testing.

         We plan to sell the product through a number of direct response channels, including infomercials, cable shopping networks, Biozhem-branded or co-branded web sites, direct mail and telemarketing. Biozhem has engaged Script-to-Screen, a full-service production company specializing in direct response television, to assist in the production of a 30-minute infomercial, which should be aired beginning in late November 2001. The actress Lindsay Wagner has been signed as the celebrity host of the infomercial.

MANAGEMENT AGREEMENTS
---------------------

         We entered into a management agreement in 1999. This Agreement (the "Agreement") was effective as of July 14, 1999 (the "Effective Date") by and among One World Network Integrated Technologies, Inc., a Nevada corporation (or any affiliate thereof) (collectively "OWN"), and the Company. OWN was engaged by the Company to exclusively provide and perform for and on behalf of the Company all management services reasonably necessary for the proper and efficient operation of the Company for a five-year period. OWN was in charge of marketing and distribution activities on behalf of the Company. OWN was responsible for all sales activities including determining which products to market, selling prices, target customers, selecting distribution methods and procedures and advertising activities. OWN was entitled to a reimbursement of expenses for its services and a management fee of 40% of pre-tax net income, if any, for each year during the five-year term.

         On the closing date and continuing thereafter, we issued to OWN warrants which contained cashless exercise provisions and protection against stock split/reverses and had a term of five years from their respective dates of issuance. The Warrants were to be issued as follows:

         (i) 1,000,000 Class A Warrants to purchase one share of Company's common stock at an exercise price of $.70 or the average of the closing price as quoted on the principal exchange for which the Company's shares trade for the five (5) day period immediately preceding the date of the execution of the agreement;

         (ii) For each $400,000 in cumulative Pre-Tax Net Income that was generated by the Company during the term, OWN was to receive 500,000 Class B Warrants to purchase one share of the Company's common stock at an exercise price of $1.00 per share, up to a maximum of 22,000,000 Class B Warrants;

         (iii) 1,000,000 Class C Warrants to purchase one share of the Company's common stock at an exercise price of $1.00 upon the completion during the term of a strategic alliance, endorsement deal or product acquisition, the result of which, in combination with other activities of the Company, increase the market capitalization of the Company by at least $10,000,000, such determination to be based upon a six (6) month average before and after said transaction of the daily closing prices as quoted on the principal exchange for which the Company's shares trade;

         (iv) 1,000,000 Class D Warrants to purchase one share of the Company's common stock at an exercise price of $1.00 upon the attainment during the term of the first two consecutive quarters of Pre-Tax Net Income of more than $60,000 per quarter; and

         (v) 1,000,000 Class E Warrants to purchase one share of the Company's common stock at an exercise price of $1.50 per share if the Company, during any consecutive six (6) month period (or less) attains gross revenues of at least $8,000,000, provided that no Class E Warrants shall be issued if the Company does not have after tax net income from operations during such period; and provided further, a maximum of 3,000,000 Class E Warrants shall be issued under this subparagraph.

         As of September 30, 1999, we issued 1,000,000 Class A Warrants to purchase shares of our common stock at $0.56 per share. No additional warrants were earned by the OWN under the Agreement.

         Upon closing of the transaction, OWN made available to us a loan of up to $50,000 to cover operational cash flow problems. The loan had an interest rate of 10% for a one-year period. If the note was not repaid at maturity it could be repaid with common stock of the Company valued at $.37 per share, with piggyback registration rights. In addition, OWN agreed to assist our advisors, and us and on a best efforts basis and on terms mutually agreed upon, in arranging for $200,000 in new equity. The balance on the note was $42,177 at September 30, 1999.

         Concurrently with the closing of the transaction on July 14, 1999, Mr. Hernand and Mr. Reyff, Sr. resigned from the Board of Directors of the Company. The vacancies created thereby were to be filled, as soon as practicable, by two new outside directors acceptable to OWN and the remaining directors. At any subsequent time, OWN would have had the right to designate two (2) additional nominees, and the Company would be obligated to cause the directors to increase the size of the Board to seven members and appoint the two persons designated by OWN to fill the vacancies so created, and such directors would serve until the next meeting of shareholders of the Company at which directors are elected. Upon termination of the Agreement, all directors elected by or through OWN, if any, would resign effective immediately.

         In October 1999, we amended the Agreement. As part of the amendment, OWN agreed to increase its loan available to the Company to $100,000 and to purchase 127,844 shares common stock for $66,500. We opted thereafter to cancel its debt to OWN rather than collect the $66,500 from OWN. In consideration for these transactions, the Company agreed to lower the exercise price of 888,666 of the Class A Warrants from $0.56 to $0.15 per share.

         On May 1, 2000, we terminated its Agreement with OWN. In connection with the termination, OWN agreed to exercise 958,521 shares of Class A Warrants for $175,000 in cash and $51,569 in expense reimbursements and cancel the remaining 41,479 warrants. OWN also agreed to acquire co-ownership of the Company's pre-termination customer list for a guaranteed royalty of $40,000.

         On September 22, 2000, we entered into a management agreement with Beauty Resource, Inc., a Nevada corporation ("BR"). BR is engaged by the Company to provide and perform for the Company all management services reasonably necessary for the proper and efficient operation of the Company for a five-year period. BR personnel currently assigned to manage the day-to-day activities of the Company include individuals designated as the Company's CEO and COO.

         BR will supervise the bookkeeping and accounting services for and on behalf of the Company. BR will be responsible for all marketing, distribution activities on behalf of the Company including, but not limited to, determining which products to market, sales prices, target markets and customers, selecting distribution methods and procedures and advertising activities. Additionally, BR will be responsible for all other administrative functions of the Company including, without limitation, hiring and personnel matters, compensation arrangements with employees of the Company, selecting outside advisors and consultants to the Company, choosing vendors and suppliers, selecting and negotiating banking relationships and all other normal and customary activities associated with operating a business.

         BR is entitled to a reimbursement, which shall be a payment of $15,000 per month. In addition, commencing April 1, 2001 and continuing on the first day of each quarter thereafter during the remaining term of the agreement, the Company shall pay BR a fee in the amount of 0.5% of the sales (net of returns and allowances) of the Company for the preceding quarter.

         Upon signing of the agreement, the Company awarded the new CEO options to purchase 100,000 shares of the Company common stock at an exercise price of $0.25 per share, to be exercised on or before September 30, 2003.

         In addition, as defined in the agreement, BR is entitled to performance options of up to 2,000,000 shares through March 31, 2006 at $0.25 per share based on achieving certain sales targets and 3,000,000 shares through March 31, 2006 at $0.25 per share based on achieving certain pre-tax net income levels. BR may earn cash bonuses of up to 5% of pre-tax net income based on achieving certain ratios of pre-tax net income to sales. To date, BR has earned no such options or cash awards.

         On May 24, 2001, the Board of Directors determined that it was necessary to assume all functions and duties of BR under the agreement. On August 13, 2001, the Company and BR agreed to cancel the agreement and the Company agreed to pay BR. the sum of $100,000 and to issue BR 337,500 shares of Biozhem common stock.

LIQUIDITY
---------

         We have recently experienced severe liquidity shortages. Principal contributing factors to the deterioration of the Company's liquidity and capital position have been the following: lack of growth in direct sales, lower than anticipated retail sales and profitability due to limited marketing; and the need for a new infomercial. As a result, the Company's independent certified public accountants have stated in their report included in this Form 10-KSB, that these conditions raise substantial doubt about the Company's ability to continue as a going concern. However with the new infomercial currently under production and with additional equity funding the Company has a positive working capital. Current assets exceeded current liabilities by $1,020,125 at June 30, 2001.

         In October 1999, the Company amended its contract with OWN and issued 127,844 shares of stock for the conversion of $66,500 in debt. OWN agreed to increase its loan available to the Company to $100,000. In consideration for these transactions, the Company agreed to lower the exercise price of 888,666 of the Class A Warrants from $.56 to $.15. On May 1, 2000, the Company terminated its contract with OWN. In connection with the cancellation, OWN agreed to exercise 958,521 Class A Warrants for $175,000 and $51,569 in expense reimbursement and cancel the remaining 41,479 warrants. OWN also agreed to acquire co-ownership of the Company's pre-termination customer list for $40,000.

         On May 4, 2000, the Company sold 400,000 shares of common stock to a third party for cash. In conjunction with this sale, warrants to purchase 400,000 shares of the Company's common stock were granted to this third party as an incentive to purchase the stock. Therefore, the granting of the warrants had no net impact on operations or equity.

         Pursuant to private placement memoranda, the Company issued 5,667,370 shares (including 159,370 shares issued to finders) and committed to issue an additional 4,623,000 shares (including 30,000 shares committed to finders) for proceeds to the Company of $2,294,350 (net of issuance costs of $230,900) during the nine-month period ended June 30, 2001.

         During the nine-month period ended June 30, 2001, the Company defaulted on $150,000 of notes and accrued interest payable. According to the note agreement, the holder of the note had the right upon default to convert all unpaid principal and accrued interest into common stock of the Company at a conversion price of $0.125 per share. Further, upon conversion, the note holder would also be granted warrants to purchase additional shares (equal to the number of shares converted) at an exercise price of $0.25 per share for a period of three years. Pursuant to APB 14, EITF 98-5 and EITF 00-27, the Company has recorded the value of the beneficial conversion feature and the related warrants when the conversion feature was no longer contingent on a future event. The combined value of the beneficial conversion feature and the related warrants was $150,000 which was recorded to additional paid in capital and interest expense as the related debt was already in default. As of June 30, 2001, the note holder has requested conversion of the note. As a result, the Company has committed to issue 1,200,000 shares of common stock at $0.125 per share and warrants to acquire an additional 1,200,000 shares of common stock at $0.25 per share (see Note4).

         In addition, during the nine-month period ended June 30, 2001, the Company committed to convert another note payable totaling $12,978 to common stock at $0.25 per share for total shares of 51,912. There was no beneficial conversion associated with this note payable.

         In July, 2001, the Company issued 720,000 shares of common stock valued at $0.25 per share to outside investors for total proceeds to the Company of $180,000.

         At June 30, 2001, the Company's ending inventory balance increased by $59,560 over the balance as of September 30, 2000, due primarily to the addition of a new retail color line in the Company's existing kiosk location and increased inventory levels at the warehouse.

         Accounts payable and accrued liabilities have decreased from $230,911 as of September 30, 2000 to $101,194 as of June 30, 2001. The Company aggressively addressed past due payables.

         At June 30, 2001, the cash balance was $1,040,207 compared to $61,215 at September 30,2000. The increase in cash flow is due to cash provided by financing activities in the amount of $2,213,260 net of cash used in operating activities of $1,211,113 and cash used in investing of $23,155.

         The Company's continued existence is dependent upon its ability to achieve its operating plan, which contemplates significantly improved operating results and cash flow and its ability to obtain additional financing. There can be no assurances that the Company will be successful in these regards. If management cannot achieve its operating plan because of sales shortfalls or other unfavorable events, the Company may find it necessary to further reduce expenses or undertake other actions as may be appropriate. See "Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995."

                                                     Year Ended September 30
                                                     -----------------------
                                                     2000               1999
                                                     ----               ----
Balance Sheet:
  Assets                                          $   391,672       $   452,026
  Liabilities                                         579,080           361,237
  Stockholders' Equity                            $  (187,408)      $    90,789

Net Sales                                         $   726,736       $ 1,073,933

Other Income                                           44,221             8,187

 Total Revenue                                        770,957         1,082,120

 Total Expenses                                     1,781,313         2,130,721

Net Loss Attributable to Stockholders             $(1,010,356)      $(1,048,601)

Net Loss Per Common Share                         $     (0.12)      $     (0.17)

Weighted average number of common shares            8,711,648         6,307,321
outstanding


OPERATIONS - 2000 COMPARED TO 1999
----------------------------------

         Net sales in 2000 decreased $347,227 or 32% compared to sales in 1999. One Company-owned store was closed in November 1999, and another in March 2000. Average monthly sales per Company-owned store in operation during the entire fiscal year dropped to $11,236 in 2000 compared to $12,525 in 1999. Company-owned stores accounted for 100% and 98% of total net sales in 2000 and 1999, respectively. Franchised and licensed stores accounted for 2% of total net sales in 1999.

         Gross profit in 2000 decreased by $322,583 or 38% as compared to the corresponding amount for 1999. Gross profit as a percentage of net sales declined to 73% in 2000 from 81% in 1999 due to increased sales incentives, additional shipping costs caused by low inventory levels during the OWN management agreement and a small increase in product costs.

         Selling, general and administrative expenses decreased by $331,962, or 18%, in 2000 as compared to 1999 due to a reduction of advertising cost by $42,986, reduced payroll and payroll related costs of $179,581 and a reduction in corporate overhead costs. These reduced costs were primarily associated with the reduction in the number of Company-owned stores.

         Depreciation decreased in 2000 by $4,134 as compared to 1999 primarily to the reduction in the number of stores. Amortization was approximately the same in 2000 and 1999.

         Interest expense increased by $11,034 in 2000 as compared to 1999 due primarily to the increase in debt in 2000.

         At September 30, 2000, the Company had federal and state net operating loss carryforwards of approximately $5,510,000 and $2,790,000, respectively. If not used to offset future taxable income, these loss carryforwards will expire between 2002 and 2015. Pursuant to the Tax Reform Act of 1986, use of the Company's net operating loss carryforwards may be substantially limited if a cumulative change in ownership of more than 50% occurs within a prescribed testing period. Equity transactions in the past may have resulted in such a change and would likely result in a limitation of the amount of net operating loss that may be used annually. Further, the limitation may render a substantial portion of the Company's net operating loss carryforwards unusable.

          Based on numerous factors but not limited to the Company's historical losses, management believes that it cannot demonstrate that it is more likely than not that it will fully realize all of the benefits of deferred tax assets existing at September 30, 2000. Accordingly, a valuation allowance has been provided for the full amount of the Company's deferred tax assets.

         Biozhem incurred a net loss of $1,010,356 in 2000 compared to a net loss of $1,048,601 in 1999.

                                                   June 30,          Sept. 30,
                                                    2001               2000
                                                    ----               ----
                                                (unaudited)
Balance Sheet:
Assets                                          $  1,493,155       $    391,672
Liabilities                                          111,355            579,080
Stockholders' (Deficit) Equity                  $  1,381,800       $   (187,408)


                                                                   June 30, 2000
                                                  (9 months)         (9 months)
                                                  ----------         ----------
Net Sales                                       $    515,701       $    582,944

Other Income                                          17,550             44,221

  Total Revenue                                      533,251            627,165

  Total Expenses                                   1,665,311          1,082,829

Net Loss Attributable to Stockholders           $ (1,132,060)      $   (455,664)

Net Loss Per Common Share                       $      (0.09)      $      (0.06)

Weighted average number of common shares          13,150,412          8,175,491
outstanding

OPERATIONS - JUNE 2001 COMPARED TO JUNE 2000

         Net sales for the nine-month period ended June 30, 2001 were $515,701 compared with net sales of $582,944 for the period ended June 30, 2000. The decrease in net sales was primarily due to the delayed launch of year 2000/2001 promotional program and the need for a new "infomercial" to revive the marketability of the product.

         Gross margin remained relatively constant at 80% for the nine-month period ended June 30, 2001 and 82% for the nine-month period ended June 30, 2000.

         Selling, general and administrative expenses increased approximately $431,000 for the nine-month period ended June 30, 2001 compared with the nine months ended June 30, 2000 due primarily to the following. Outside accounting services increased approximately $25,000, consulting and professional services increased approximately $197,000, contact labor increased approximately $25,000, product development expenses increased approximately $71,000 and management fees increased approximately $105,000.

         The Company decreased its advertising expenditures during the nine months ended June 30, 2001 compared with the nine months ended June 30, 2000 from approximately $24,300 to approximately $21,600.

         Interest expense of $185,345, for the nine-month period ended June 30, 2001, was $171,967 higher than interest expense of $13,378 for the nine-month period ended June 30, 2000, due primarily to the non-cash interest of approximately $150,000 in connection with the conversion of note payable to common stock and the issuance of warrants issued with notes payable as well as the increase in outstanding debt from the prior period.

         As a result of the above, the net loss for the nine-month period ended June 30, 2001 was $1,132,060 ($0.09 per share) compared with a net loss of $455,664 ($0.06 per share) for the nine-month period ended June 30, 2000.

                          ABOUT BIOZHEM COSMECEUTICALS

SUMMARY

         We are a Texas corporation, which commenced operations in 1984. Our most significant operations have involved the sale of Biozhem Skin Care Products, which we distributed through a network of Company-owned retail stores. We enter into marketing and distribution agreements with manufacturers of specific products or product lines and resell those products through our Company-owned retail stores.

         On September 22,2000, we signed a License and Supply Agreement with Advanced Tissue Sciences, Inc., ("ATS"), a tissue engineering research firm, which gives us the exclusive right to market skin care products containing ATS' Nutrient Solution in the direct response market for a period of ten years, provided that certain sales goals are reached. We will also pay to ATS a royalty and periodic milestone payments that are dependent on achieving certain annual and cumulative sales levels.

         We will sell the RevitaCel System, which incorporates ATS' Nutrient Solution, NouriCel(TM) through a number of direct response channels, including infomercials, cable shopping networks, Biozhem-branded or co-branded web sites, direct mail and telemarketing. We have engaged Script to Screen, a full-service production company specializing in direct response television to assist in the production of a 30-minute infomercial, which should be aired early in December 2001. The actress Lindsay Wagner has been signed as the celebrity host of the infomercial.

         We have primarily sold our Biozhem Skin Care products through our owned stores. Although we will sell the RevitaCel System products through these stores, the primary sales channels will be infomercial and other direct response television.

         During fiscal year ended September 30, 2000, we operated seven Company-owned retail stores under the name Biozhem Skin Care Center, two of which were closed by September 30, 2000. In 2000 essentially all sales were made through Company-owned retail stores. During the fiscal year ended September 30,2001, we made all sales through the five stores open at that time. Since September 30, 2001, we have closed one store and have planned the closing of two additional stores. The locations with opening and closing dates of these Company-owned and operated retail stores are:

                  Dallas, Texas (March 1991)(closing planned November 2001) Phoenix, Arizona (March 1992)
                  Denver, Colorado (March 1993)
                  Santa Ana, California (February 1997)(closed October 2001) San Diego, California (February 1997) (closed November 1999) Tulsa, Oklahoma (July 1997)(closing planned November 2001) Oklahoma City, Oklahoma (July 1997) (closed March 2000)

         On September 22, 2000, we entered into a Management Agreement ("Agreement") with Beauty Resource, Inc. ("BR"). We engaged BR to provide and perform all management services reasonably necessary for the proper operation of the Business during the five-year term of the Agreement. We agreed to pay or grant to BR, as compensation for the services it provides to the Company pursuant to the Agreement, a Management Fee and other consideration based upon attaining certain profit and revenue levels. On May 24, 2001, the Board of Directors determined that it was necessary to assume all functions and duties of BR under the Agreement. On August 13, 2001, Biozhem and BR agreed to cancel the Agreement and we agreed to pay BR the sum of $100,000 and to issue BR 337,500 shares of Biozhem common stock.


COMPETITION

         Biozhem competes with a large number of companies and product lines in the markets in which its products are sold. Many competitive companies are well established and have research, financial and manufacturing capabilities and other resources substantially greater than those of Biozhem. Retail competition consists of major cosmetic companies such as Estee Lauder, Clinique and Lancome and national retailers such as Body Shop. We will compete with several companies in the infomercial market that have much more experience and more proven successes than we do. These companies are larger and have significantly greater financial resources than Biozhem. We will compete directly with Gunthy Renker and their beauty product infomercials.

GOVERNMENT REGULATIONS

         Certain federal agencies regulate, among other things, the purity and packaging of cosmetic products. Similar regulations are in effect in various states. Manufacturers and distributors of cosmetic products are also subject to the jurisdiction of the Federal Trade Commission with respect to such matters as advertising content and other trade practices. The Company has entered into private cosmetics labeling agreements only with non-affiliated manufacturers that manufacture products in a manner which complies with such regulations and who have submitted or intend to submit their products periodically to independent laboratories for testing. However, the extent of potentially adverse governmental regulations, which might arise from future legislation or administrative action, cannot be predicted.


                                   Management

         The Directors and Executive Officers of the Company are listed below, together with brief accounts of their business experience and certain other information.


BOARD OF DIRECTORS
------------------

      Name                    Age      Present Office or Position              Year First Elected Director
      ----                    ---      --------------------------              ---------------------------
James S. Chapin               44       Chairman of the Board                               2001
Stan R. Wylie                 59       Director, Secretary and Chief Financial
                                          Officer                                          1995
Lawrence A. Rheins, Ph.D.     46       Director                                            2001
David M. Lewis                48       Director                                            2001
Dean J. Hastas                42       Director                                            2001

OFFICERS
--------

Marti Wolf                    60       President                                            1999


CHAIRMAN OF THE BOARD - JAMES S. CHAPIN
---------------------------------------

         Mr. Chapin was co-founder of SierraSilicon, a corporate financial consulting firm headquartered in Northern California. He has been a principal in that business since June, 1998. The mission of SierraSilicon is to assist early and second stage companies with a wide-range of business services that include business plan preparation, corporate strategy refinement and fund raising. He has contacts in Silicon Valley and throughout the United States that specialize in funding projects that require $5 million to $50 million.

         Mr. Chapin spent five years with International Business Machines in Farmington, Connecticut in various executive positions, followed by ten years in the investment securities industry with Smith Barney and Tucker Anthony in Hartford, Connecticut. In 1994, he was recruited by publicly traded, Brush Creek Mining and Development Co., Inc., Grass Valley, California, and served as its CEO and Chairman until May 1998. During his tenure, Mr. Chapin was successful in raising approximately $15 million of equity financing, negotiating a significant joint-venture agreement and steering the company through a variety of hurdles created by a previous management. Mr. Chapin graduated from Trinity College in Hartford, Connecticut and attended MBA courses at the University of Hartford and the University of Connecticut. He also attended the Executive MBA Program at the Tuck School at Dartmouth.

DIRECTOR, SECRETARY AND CHIEF FINANCIAL OFFICER - STAN R. WYLIE
---------------------------------------------------------------

         Mr. Wylie has been a director of Biozhem since December 1995. Since March 1995 he has been a self employed financial consultant. Mr. Wylie was employed from 1992 to 1995 by several related technology companies located in Houston and Dallas areas. He holds an MBA Degree from Michigan State University, has over thirty years of experience as a Certified Public Accountant and in financial management positions in marketing, manufacturing, contracting and service companies. He was Chief Financial Officer of the Company from 1986 to 1991 during which time he managed its Initial Public Offering. He assumed the title of Chief Financial Officer again in September 2000.

DIRECTOR - LAWRENCE A. RHEINS, PH.D.
------------------------------------

         Dr. Rheins is founder and Executive Vice President of Dermtech International, a comprehensive skin testing laboratory that focuses on testing dermatology, cosmetic and personal care products. He has been Executive Vice President since 1999 and served as President and CEO from 1996 to 1999. He has over two decades of experience in clinical toxicology, immunology, dermatology and in vitro toxicology alternatives. Among his previous appointments, Dr. Rheins served as Executive director of In Vitro technology at Advanced Tissue Sciences and as Manager of Proctor & Gamble's Professional and Regulatory Services Skin Care Division. He was also Director of Clinical Safety and Toxicology at Hill Top Research, Inc. He received his Ph.D., M.S. and B.S. from the University of Cincinnati.

DIRECTOR - DAVID M. LEWIS
-------------------------

         Mr. Lewis was the co-founder served as CEO of Jupiter Power International Inc. from 1996 to 2000. Juniper, a publicly traded company that specialized in the production of electricity, concluded a number of joint ventures to install and operate power projects in Asia, the largest of which stemmed from the formation of a 50% owned subsidiary in Cambodia with Caterpillar Power Ventures Inc. Jupiter Power International recently merged with Maxim Power Corp., a Canadian Venture Exchange corporation.

DIRECTOR - DEAN J. HASTAS
-------------------------

         Mr. Hastas has been employed since 1992 at Adelphia Communications (one of the world's largest cable companies), where he is currently a Senior Systems Analyst. In addition, he is the CFO of Investrak LLC(TM) where he designed and developed a software application that tracks stocks, bonds and mutual funds. Investrak is used by brokerage houses, accountants and day traders, and has received several industry awards.

PRESIDENT - MARTI WOLF
----------------------

         Ms. Wolf was elected President of the Company on July 14, 1999. Prior to joining Biozhem, Ms. Wolf was president of MW Consulting Group, a marketing strategies and development firm, from 1997 to 1999. She also served as Executive Vice President for Los Angeles-based Kent & Spiegel Direct, a national marketing firm specializing in direct response television, from 1990to 1997. As head of one of their largest divisions, she was responsible for seven $100+ million infomercial rollouts.


                             EXECUTIVE COMPENSATION
                             ----------------------

         It is not anticipated that the Company will pay any cash remuneration to its directors. The Company may offer stock and or options to attract and retain directors. As of September 30, 2001, aggregate annual cash remuneration paid by the Company to the persons who are officers of the Company and all such officers and directors of the Company as a group is as follows:


                                          SUMMARY COMPENSATION TABLE
                                          --------------------------

                                        ANNUAL                      LONG-TERM
                                        COMPENSATION                COMPENSATION
                                        ------------                ------------
                                                                                        RESTRICTED     SHARES
NAME AND PRINCIPAL                   FISCAL                               OTHER         STOCK          UNDERLYING
POSITION                              YEAR    SALARY       BONUS    COMPENSATION**      AWARDS         OPTIONS
--------                              ----    ------       -----    --------------      ------         -------
James S. Chapin (1)
Chairman of the
Board                                 2001         $ 0      $ 0             $ 0            $ 0        500,000

John C. Riemann  (2)
Chief Executive
Officer                               2001         $ 0      $ 0          $2,750            $ 0        125,000

Marti Wolf
President                             2001    $100,000      $ 0             $ 0            $ 0        125,000

Stan Wylie
Chief Financial
Officer                               2001         $ 0      $ 0          $2,750            $ 0        125,000

John C. Riemann
Chairman of the Board and Chief
Executive
Officer                               2000         $ 0      $ 0          $3,750            $ 0        250,000

Marti Wolf
President                             2000    $100,000      $ 0             $ 0            $ 0              0

Stan Wylie
Chief Financial
Officer                               2000         $ 0      $ 0          $3,750            $ 0        200,000

John C. Riemann
Chairman of the
Board and Chief
Executive Officer                     1999     $79,167      $ 0          $2,375            $ 0              0

         (1) Received an additional 1,000,000 options for consulting services prior to becoming Chairman of the Board on August 28, 2001.
         (2)      Resigned as CEO and Chairman of the Board on August 28, 2001.

** On August 28, 2001, 11,000 shares of the Company's common stock valued at $.25 per share were committed to be issued in lieu of cash payment for director's fees. On September 30, 2000, 15,000 shares of the Company's common stock valued at $.25 per share were committed to be issued in lieu of cash payment for director's fees. On September 30, 1999, 6,419 shares of the Company's common stock valued at $.37 per share were issued in lieu of cash payment for director's fees.

STOCK OPTIONS GRANTED IN FISCAL 1999, 2000 AND 2001

          The following tables set forth certain information with respect to stock options granted to the persons named in the Summary Compensation Table during the fiscal years ended September 1999, 2000 and 2001.

                                    OPTIONS GRANTED
                                    ---------------

                                   INDIVIDUAL GRANTS
                                   -----------------

                                  NUMBER OF      PERCENT OF TOTAL
                                  SECURITIES     OPTIONS GRANTED
                                  UNDERLYING     TO EXERCISE OR
                        FISCAL    OPTIONS        EMPLOYEES IN      BASE PRICE    EXPIRATION
NAME                    YEAR      GRANTED        FISCAL YEAR       ($/SH)        DATE
----                    ----      -------        -----------       ------        ----
John C. Riemann         1999            0               0           $   0

Stan Wylie              1999            0               0           $   0

John C. Riemann         2000      250,000           41.1%           $0.25       12/31/03

Stan Wylie              2000      200,000           32.9%           $0.25       12/31/03

Marti Wolf              2000            0               0           $   0

John C. Riemann         2001      125,000           14.3%           $0.25        6/30/04

Stan Wylie              2001      125,000           14.3%           $0.25        6/30/04

Marti Wolf              2001      125,000           14.3%           $0.42        1/11/09

James S. Chapin         2001      500,000           50.1%           $0.25        9/17/06

                                       17


STOCK OPTIONS EXERCISED IN FISCAL 2001; FISCAL YEAR-END VALUES

         The following table sets forth certain information as to each exercise of stock options during the year ended September 30, 2001, by the persons named in the Summary Compensation Table and the fiscal year-end value of unexercised options:

                AGGREGATED OPTIONS EXERCISES IN FISCAL 2001 AND YEAR-END OPTION VALUE

                                         NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                        ----------------------               --------------------
              SHARES                             OPTIONS AT                       OPTIONS AT
              ACQUIRED                       SEPTEMBER 30, 2001               SEPTEMBER 30, 2001
              ON          VALUE
NAME          EXERCISE    REALIZED     EXERCISABLE     UNEXERCISABLE      EXERCISABLE       UNEXERCISABLE
----          --------    --------     -----------     -------------      -----------       -------------
John C. Riemann  -0-          -0-             600,000         -0-                 $216,750         -0-

Stan Wylie       -0-          -0-             425,000         -0-                 $166,000         -0-

Marti Wolf       -0-          -0-              50,000         75,000               $13,500         $20,250

James S. Chapin  -0-          -0-           1,500,000         -0-                 $660,000         -0-


                            COMPENSATION OF DIRECTORS
                            -------------------------

         Beginning October 1, 1998, all directors were paid $3,000 per year. Each year this amount was paid in stock in lieu of cash. On September 1, 2001, the Board of Directors changed this policy and the new outside directors, appointed on August 28, 2001, each received a one-time award of 200,000 options to purchase common stock at $0.25 per share, expiring September 17, 2006.

                             PRINCIPAL STOCKHOLDERS
                             ----------------------

         The following tables sets forth, as of September 30, 2001, the name, number of shares of preferred stock, common stock, options, warrants and rights owned of record by each person or entity who owns more than five percent (5%) of the outstanding shares of any class of securities or is a director or officer of the Company, and the number of shares owned by all officers and directors as a group, together with percentage holdings of such shares.

                     NAME AND                NUMBER OF SHARES
 TITLE OF            ADDRESS OF              OWNED                          PERCENT OF
  CLASS              OWNER                   BENEFICIALLY                   CLASS
  -----              -----                   ------------                   -----

         (1)      Each of the persons who are officers and directors:
Common     James S. Chapin           1,500,000 shares (a)                    6.0%
           13000 Echo Glen Rd
           Grass Valley, CA 95945

Common...  Stan R. Wylie               583,925 shares (b)                    2.3%
           15306 Quiet Creek
           Houston, TX 77095

Common     Lawrence A. Rheins, PhD   200,000   shares (c)                    0.8%
           165 Calle Del Rancho
           Escondido, CA 92025

Common     David M. Lewis              640,000 shares (d)                    2.6%
           6719 Larch Ct. S.W.
           Calgary, Alberta
           Canada T3E6E9

Common     Dean J. Hastas              234,600 shares (e)                    0.9%
           421 2nd Ave.
           Olean, NY 14760

Common     Marti Wolf                  125,000 shares (f)                    0.5%
           25651 Atlantic Ocean Dr.
           Lake Forest, CA 92630

    (2)  All officers and directors as a group:

Common                                   3,283,525 shares                   13.2%


    (3) Each shareholder who owns more than 5% of any class of the Company's stock including those shares subject to outstanding options:

Common     John C. Riemann           1,452,732 shares (g)  1,452,732 shares  5.8%
           19641 Descartes
           Foothill Ranch, CA
           92610

Common     Clifford N. Fowler        2,592,856 shares (h)  2,592,856 shares 10.4%
           3113 Professional Dr #5
           Auburn, CA 95603

Common     Ilse Rickert                  1,900,000 shares  1,900,000 shares  7.6%
           Dorfstrasse 42
           Willingrande 24626, Germany

(a) Includes 1,500,000 options which are exercisable as of the date of this prospectus
(b) Includes 425,000 options which are exercisable as of the date of this prospectus
(c) Includes 200,000 options which are exercisable as of the date of this prospectus

(d) Includes 425,000 options which are exercisable as of the date of this prospectus
(e) Includes 200,000 options which are exercisable as of the date of this prospectus
(f) Includes 125,000 options which are exercisable as of the date of this prospectus
(g) Includes 600,000 options which are exercisable as of the date of this prospectus
(h) Includes 1,321,428 warrants which are exercisable as of the date of this prospectus

 (4) Options, warrants and rights: As of September 30, 2001, there were 7,997,697 shares of Common Stock granted as options and/or warrants to key officers and employees, consultants and other service providers of the Company.


                           FORWARD-LOOKING STATEMENTS
                           --------------------------

          We have made forward-looking statements in this prospectus. Forward-looking statements are subject to risks and uncertainties and include information concerning possible or assumed future results of our operations. When we use words such as "believe," "expects," "anticipated" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, excluding those set forth in "Risk Factors" and elsewhere in this prospectus.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

          During the fiscal year ended September 30, 2000, there were no transactions or series of transactions with Biozhem in which the amount involved exceeded $60,000, and in which any officers or directors Riemann, Wylie and Goldsberry or members of their immediate families, had a direct or indirect material interest (and any proposed transactions of a similar type).

         During the fiscal year ended September 30, 1999, the following were the only transactions or series of transactions with Biozhem in which the amount involved exceeded $60,000, and in which any of directors Riemann, Hernand, Wylie, Reyff, and Goldsberry or members of their immediate families, had a direct or indirect material interest (and any proposed transactions of a similar type).

         MR. RIEMANN On July 14, 1999, JCR Enterprises, Inc., a company for which Mr. Riemann is president, agreed to cancel $112,844 in debt owed to it by the Company. In consideration, the Company issued 304,930 shares of the Company's common stock to JCR Enterprises, Inc. at a share price of $.37.


                          DESCRIPTION OF CAPITAL STOCK
                          ----------------------------

         We are authorized to issue 10,000,000 shares of $1.00 par value Preferred Stock. There are no shares of Preferred Stock outstanding. The Company is authorized to issue 100,000,000 shares of $.001 par value Common Stock. As of September 30, 2001, there were 23,367,741 shares of Common Stock issued and outstanding. There were approximately 620 shareholders of record of the Common Stock.

COMMON STOCK. Holders of Common Stock are entitled to one vote per share on all matters subject to shareholder vote. The Common Stock has no preemptive, conversion, redemption, sinking fund or other subscription rights. All of the presently outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and non-assessable. Holders of Common Stock are entitled to receive dividends ratably, as the Board of Directors may declare from time to time out of funds legally available therefore. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company.

DIVIDEND RIGHTS. Holders of shares of Common Stock will be entitled to receive dividends ratably, when, as and if declared by the Board of Directors out of funds at the time legally available therefore. Declared dividends will be payable to holders of record as they appear on the stock books of the Company on such record dates as are fixed by the Board of Directors. The Company has never paid cash dividends on the Common Stock. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future since currently it intends to retain any earnings for use in its business. The payment of cash dividends in the future will depend on such factors as earnings levels, capital requirements, the Company's financial condition and other factors deemed relevant by the Board of Directors.

VOTING RIGHTS. The holders of the Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote.


                            SELLING SECURITY HOLDERS
                            ------------------------

We are registering all of the outstanding shares beneficially owned by the selling security holders listed in the table below except as footnoted. Therefore, the columns reflecting the number and % ownership after selling the related shares are excluded, as the amounts would be 0.

                                                        Beneficial Ownership Prior to Offering
                                                        --------------------------------------
                  Name                                   Shares              Percentage      Shares to be
                  ----                                   ------              ----------      -------------
                                                         Beneficial Ownership                    Offered
                                                         Prior to Offering                       -------

Robert Michael Albert                                     100,000                  *                 100,000

319273 Alberta LTD                                        200,000                  *                 200,000

Barbaranne Andersen (8)                                    10,000                  *                  10,000

Richard & Betty M. Azevedo                                200,000                  *                 200,000

Tim Banghart                                              240,000                1.0%                240,000

David G. Bates                                             48,000                  *                  48,000

Beauty Resource, Inc. (5)                                 337,500                1.4%                337,500

Randall S. Benson                                          50,000                  *                  50,000

David Berglass (7)                                        125,000                  *                 125,000

Timothy A. Brant & Kay Brant, JTTEN (9)                   566,667                2.3%                566,667

Timothy A. Brant                                           50,000                  *                  50,000

Bridgewater Capital Corporation (10)                       25,000                  *                  25,000

Brian P. Burns                                            450,000                1.8%                450,000

Alan J. Bush                                              100,000                  *                 100,000

Ted Bussey & Norma Bussey, JTTEN (11)                     503,334                2.0%                503,334

Mark W. Bussey                                            180,000                  *                 180,000

James Chapin (32)                                       1,500,000                6.0%              1,500,000

Gene Cox                                                   50,000                  *                  50,000

Robert M. Danese & Jody M. Danese                         100,000                  *                 100,000

Kenneth G. Doctor                                         200,000                  *                 200,000

Clifford N. Fowler (12)                                 2,592,856                10.4%             2,592,856

Mina Furo                                                  30,000                  *                  30,000

William T. Gibson & Kathleen P. Gibson, JTTEN             100,000                  *                 100,000

Glacier Partners                                          120,000                  *                 120,000

Alan Goldsberry (3)                                        99,536                  *                  99,536

Susan M. Gordon                                            20,000                  *                  20,000

Stephen M. Haile                                           40,000                  *                  40,000

Dean Hastas (35)                                          200,000                  *                 200,000

Damian Hawkins (13)                                        25,000                  *                  25,000

Health Wise Management, Inc. (14)                          17,000                  *                  17,000

Charles Henriques Irrevocable Trust DTD (15)               83,334                  *                  83,334

Doris Hobson                                              100,000                  *                 100,000

Nadine M. Holt                                            150,000                  *                 150,000

                                       21

Ivan Ichters                                              120,000                  *                 120,000

Ivan Ichters & Mary Ichters, JTTEN                        100,000                  *                 100,000

Jessee Lee Real Estate, Inc. (16)                          27,778                  *                  27,778

Jennifer Johnson                                           20,000                  *                  20,000

R. Curtis Jordan                                          200,000                  *                 200,000

Kenneth K. Kinsey Living Trust UA DTD 6/9/87              500,000                2.0%                500,000

Gerald S. Knapp Revocable Trust DTD 1/24/96 (17)          285,712                1.1%                285,712

Knox Living Trust DTD 3/14/82 (18)                         75,000                  *                  75,000

Lori Koebler                                               40,000                  *                  40,000

Michael D. Laufer, M.D. (19)                               40,000                  *                  40,000

Gregory Todd Lear                                         200,000                  *                 200,000

Alan Leboeuf (20)                                          80,000                  *                  80,000

John F. Lemak                                             200,000                  *                 200,000

David M. Lewis (34)                                       640,000                2.6%                640,000

George Logan (21)                                          25,000                  *                  25,000

Manhattan Financial Group (22)                            950,000                3.8%                950,000

Willaim R. Ste Marie (23)                                 123,334                  *                 123,334

Jennifer Marrerios                                         40,000                  *                  40,000

Shannon Miller                                              2,500                  *                   2,500

David Morgan (24)                                         325,000                1.3%                325,000

Ruth S B Morrill                                           40,000                  *                  40,000

One World Integrated Technologies, Inc. (4)               937,457                3.8%                981,565

Michael Opara & Elena Opara, JTTEN                         80,000                  *                  80,000

Willaim E. Ormond                                          40,000                  *                  40,000

John M. Pesce                                             100,000                  *                 100,000

David E. T. Pinkman                                       240,000                1.0%                240,000

The Pinnacle Fund LP                                    1,000,000                4.0%              1,000,000

Samantha Jane Posthumus (25)                               30,000                  *                  30,000

Mahbub Rahman & Donna L. Rahman, JTTEN                    500,000                2.0%                500,000

Mark A. Rapport (26)                                       41,667                  *                  41,667

Jay David Reese (IRA), Charles Schwab Cust. (27)          114,288                  *                 114,288

Lawrence A. Rheins (36)                                   200,000                  *                 200,000

Ilse Rickert                                            1,900,000                7.6%              1,900,000

Roger B. Ricketts (28)                                    525,000                2.1%                525,000

Steve Ricketts (29)                                     1,500,000                6.0%              1,500,000

John C. Riemann & Roselyn Riemann, JTTEN (1)              400,581                1.6%                400,581

John C. Riemann (1)                                       827,151                3.3%                827,151

Rosaria M. Roberts                                         50,000                  *                  50,000

Dennis M. Theres M. Rohan                                 160,000                  *                 160,000

Michael Sabo (30)                                         142,856                  *                 142.856

James Sanford                                              50,000                  *                  50,000

Mark Satterfield & Anne Satterfield, JT                   100,000                  *                 100,000

Glenn A. Seawell                                          400,000                1.6%                400,000

John A. Shaban                                             20,000                  *                  20,000

Scott T. & Kathryn Schultz                                 80,000                  *                  80,000

Sierra Silicon                                             68,000                  *                  68,000

Jay D. Smith                                              100,000                  *                 100,000

Southwell Partners LP                                     400,000                1.6%                400,000

Lennart A. Steiner                                        335,712                1.3%                335,712

                                       22

Barden E. Stevenot                                        166,667                  *                 166,667

Robert T. Suter                                           100,000                  *                 100,000

Douglas Swenson                                           200,000                  *                 200,000

Gayle Walker (33)                                         100,000                  *                 100,000

Marlene Wesson                                             51,912                  *                  51,912
Westamerica Bank Cust Clifford N Fowler (IRA)              80,000                  *                  80,000

Western Wallcovering Inc. Pension & Profit                200,000                  *                 200,000

Westpark Fund                                             400,000                1.6%                400,000

Stan R. Wylie (2)(36)                                     483,925                1.9%                483,925

Charles K. Yotter (6)(37)                                  88,000                  *                  88,000

Eugene C. Zlatunich & John                                 68,000                  *                  68,000

Zlantunich, JTTEN

Total                                                  24,928,767                                 24,928,767

-----------
*Less than 1%

(1) JOHN C. RIEMANN has been a director of Biozhem since June of 1991, and was Executive Vice President of Biozhem from October 1991 to May 1994. In December 1995, he was elected Chairman, CEO and President of the Company. Concurrent with the signing of the Management Agreement with One World Technologies, Inc. "OWN" on July 14, 1999, Mr. Riemann stepped down as president of the Company, but remained as CEO and Chairman. Concurrent with the signing of the Management Agreement with Beauty Resource on September 22, 2000, Mr. Riemann resigned as CEO. On August 28, 2001, Mr. Riemann resigned from the Board. Includes 375,000 options, which are exercisable as of the date of this prospectus. Has an additional 225,000 qualified options that are not being registered in this prospectus.
(2) STAN R. WYLIE has been a director of Biozhem since December 1995. On September 28, 2000, he was named Chief Financial Officer. Includes 325,000 options, which are exercisable as of the date of this prospectus. Has an additional 100,000 qualified options that are not being registered in this prospectus.
(3) ALAN GOLDSBERRY was a director of Biozhem from December 1995, until August 28, 2001, at which time he resigned from the Board.
(4) ONE WORLD TECHNOLOGIES, INC. entered into a management contract with the Company on July 14, 1999. The Company terminated that agreement on May 1, 2000.
(5) BEAUTY RESOURCE INC. entered into a management agreement with the Company in September 2000. The Company terminated that agreement in August 2001. (
6) CHARLES YOTTER was with Biozhem from December 1995 until September 2001 and held various positions during that time, the most recent being operating officer. Includes 58,000 options which are exercisable as of the date of this prospectus.
(7) Includes 125,000 warrants which are exercisable as of the date of this prospectus
(8) Includes 10,000 warrants which are exercisable as of the date of this prospectus
(9) Includes 105,556 warrants which are exercisable as of the date of this prospectus
(10) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(11) Includes 27,778 warrants which are exercisable as of the date of this prospectus
(12) Includes 1,321,428 warrants which are exercisable as of the date of this prospectus
(13) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(14) Includes 17,000 warrants which are exercisable as of the date of this prospectus
(15) Includes 27,778 warrants which are exercisable as of the date of this prospectus
(16) Includes 27,778 warrants which are exercisable as of the date of this prospectus
(17) Includes 142,856 warrants which are exercisable as of the date of this prospectus
(18) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(19) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(20) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(21) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(22) Includes 550,000 warrants which are exercisable as of the date of this prospectus
(23) Includes 27,728 warrants which are exercisable as of the date of this prospectus
(24) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(25) Includes 10,000 warrants which are exercisable as of the date of this prospectus
(26) Includes 13,889 warrants which are exercisable as of the date of this prospectus
(27) Includes 57,144 warrants which are exercisable as of the date of this prospectus
(28) Includes 25,000 warrants which are exercisable as of the date of this prospectus
(29) Includes 1,500,000 options which are exercisable as of the date of this prospectus
(30) Includes 142,856 warrants which are exercisable as of the date of this prospectus
(31) Includes 192,856 warrants which are exercisable as of the date of this prospectus

(32) Jim Chapin was elected to the Board of Directors on August 28, 2001. Includes 1,500,000 options which are exercisable as of the date of this prospectus
(33) Includes 100,000 options which are exercisable as of the date of this prospectus
(34) David M. Lewis was elected to the Board of Directors on August 28, 2001. Includes 200,000 options, which are exercisable as of the date of this prospectus.
(35) Dean Hastas was elected to the Board of Directors on August 28, 2001. Includes 200,000 options, which are exercisable as of the date of this prospectus. Owns an additional 34,600 shares, which are not being registered in this prospectus.
(36) Lawrence A. Rheins was elected to the Board of Directors on August 28, 2001. Includes 200,000 options, which are exercisable as of the date of this prospectus.


                             PLAN OF DISTRIBUTION

         We are registering 24,928,767 shares of Common Stock on behalf of the Selling Shareholders.

         The Selling Shareholders may choose to sell their shares from time to time on the OTC Bulletin Board, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in negotiated transactions or through a combination of these methods. In addition, the Selling Shareholders may choose one or more of the following alternatives:

         (i) a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

         (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

         (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         The Selling Shareholders and any broker-dealers who act in connection with the sale of their shares of Common Stock under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of Common Stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act.

         Except for sales volume limitations which may be applicable to Selling Shareholders who are affiliates of the Company, the Selling Shareholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time, which may have a depressive effect on the market price of the Common Stock. The period for sale of the shares of the Common Stock by the Selling Shareholders may occur over an extended period of time.

         The Company will pay most expenses related to the offer and sale of the shares offered by the Selling Shareholders using this prospectus. The Selling Shareholders, however, will pay any underwriting discounts and selling commissions.

[ANY SHARES COVERED BY THIS PROSPECTUS WHICH QUALIFY FOR SALE UNDER RULE 144 OF THE SECURITIES ACT MAY BE SOLD UNDER THAT RULE RATHER THAN UNDER THIS PROSPECTUS.]


                                LEGAL PROCEEDINGS

         There are no legal proceedings.


                                     EXPERTS

         Our audited financial statements as of September 30, 2000, and for each of the two years in the period then ended included in this prospectus have been audited by Corbin & Wertz, independent public accountants, as indicated in their report with respect thereto, and are included herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in
Note 1 to the financial statements.

                             DESCRIPTION OF PROPERTY

         We lease for our executive office approximately 3,000 square feet of office and warehouse space within a business park setting in Lake Forest, California. This lease expires in September 2004. We also lease retail space for each company-owned retail center, which we operate as a BIOZHEM SKIN CARE CENTER in the following cities: Dallas, Texas; Phoenix, Arizona; Denver, Colorado; and Tulsa, Oklahoma. The retail centers in Dallas and Tulsa are planned to be closed in late November,2001. Generally, the retail stores are located in small, upscale shopping centers with 700 to 1,000 square feet of space each. The total lease commitments are $168,000, $116,000, $70,000, and $2,000 in fiscal years 2002, 2003, 2004 and 2005, respectively.


                                  LEGAL MATTERS

         For the purpose of this offering, Danzig Kaye Cooper & Fiore, LLP is giving its opinion on the validity of the shares of Common Stock being offered by this prospectus.

                          INDEPENDENT AUDITORS' REPORT


We have audited the accompanying balance sheet of Biozhem Cosmeceuticals, Inc. (the "Company") as of September 30, 2000, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the two years in the period then ended. These financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Biozhem Cosmeceuticals, Inc. as of September 30, 2000, and the results of its operations and its cash flows for each of the two years in the period then ended in conformity with accounting principles accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully disclosed in Note 2 to the financial statements, the Company has recurring losses, a working capital deficit and is in default of certain notes payable. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty (including any impairment losses on intangible assets).



                                                       CORBIN & WERTZ
Irvine, California
December 20, 2000

Biozhem Cosmeceuticals, Inc.

                                  Balance Sheet
                                  -------------

                                                             As of September 30,
                                                                   2000
                                                                   ----
ASSETS
Current assets:
   Cash                                                         $    61,215
   Accounts receivable                                                    -
   Inventory                                                         25,641
   Prepaid expenses and other current assets                            461
                                                                ------------
         Total current assets                                        87,317

Property and equipment, net                                          28,833

Intangible assets, net                                              263,266

Other assets                                                         12,256
                                                                ------------

                                                                $   391,672

LIABILITIES AND STOCKHOLDERS' EQUITY
   (DEFICIT)
Current liabilities:
   Accounts payable and accrued liabilities                     $   230,911
   Notes payable                                                    269,512
   Current portion of long-term debt                                 78,657
                                                                ------------
         Total current liabilities                                  579,080

Long-term debt, less current portion                                      -
                                                                ------------

         Total liabilities                                          579,080
                                                                ------------

Commitments and contingencies

Stockholders' equity (deficit):
   Preferred stock, $1.00 par value; 10,000,000 shares
     authorized; no shares issued and outstanding                         -
   Common stock, $.001 par value; 100,000,000 shares
     authorized; 9,575,048 and 7,985,548 shares
     issued and outstanding at September 30, 2000 and
     1999, respectively                                               9,575
   Common stock subscribed, $.001 par value; 95,911
     and 118,046 shares committed as of September 30,
     2000 and 1999, respectively                                         96
   Additional paid-in capital                                     6,070,672
   Accumulated deficit                                           (6,267,751)
                                                                ------------
         Total stockholders' equity (deficit)                      (187,408)
                                                                ------------

                                                                $   391,672
                                                                ============

The accompanying notes are an integral part of the financial statements.

Biozhem Cosmeceuticals, Inc.

                             Statement of Operations
                             -----------------------


                                                   Years Ended September 30,
                                                    2000              1999
                                                ------------      ------------

Net sales                                       $   726,736       $ 1,073,963
Cost of sales                                       195,111           219,755
                                                ------------      ------------

         Gross profit                               531,625           854,208
                                                ------------      ------------

Expenses:
   Selling, general and administrative            1,480,088         1,812,050
   Depreciation                                      18,925            23,059
   Amortization                                      53,175            52,907
                                                ------------      ------------

         Total expenses                           1,552,188         1,888,016
                                                ------------      ------------

Loss from operations                             (1,020,563)       (1,033,808)

Interest expense                                    (34,014)          (22,980)

Other income                                         44,221             8,187
                                                ------------      ------------

         Net loss                               $(1,010,356)      $(1,048,601)
                                                ============      ============

Net loss per common and equivalent share -
   basic and diluted                            $     (0.12)      $     (0.17)
                                                ============      ============

Weighted average number of common
   shares outstanding                             8,711,648         6,307,321
                                                ============      ============

The accompanying notes are an integral part of the financial statements.


BIOZHEM COSMECEUTICALS, INC.
                                                          STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                          -------------------------------------------
                                                        For The Years Ended September 30, 2000 and 1999

                                           Common Stock          Committed Common Stock    Additional
                                           ------------          ----------------------     Paid-in     Accumulated
                                       Shares        Amount        Shares       Amount      Capital       Deficit       Total
                                       ------        ------        ------       ------      -------       -------       -----
Balances at October 1, 1998           4,945,282  $     4,945      980,414   $       980   $ 4,252,412  $(4,208,794)  $    49,543

Shares committed upon
 conversion of debt                           -            -       14,911            15         5,502            -         5,517

Shares committed for services                 -            -      103,135           103        27,177            -        27,280

Shares sold, net of offering costs
 of $77,550                           1,181,378        1,181            -             -       369,769            -       370,950

Shares issued for purchase of
 assets                                  35,000           35            -             -        15,715            -        15,750

Shares issued for services              400,934          401            -             -       169,715            -       170,116

Conversion of debt to common
 stock                                  442,540          443            -             -       162,740            -       163,183

Subscribed shares issued                980,414          980     (980,414)         (980)            -            -             -

Warrants issued for services                  -            -            -             -       337,051            -       337,051

Net loss                                      -            -            -             -             -   (1,048,601)   (1,048,601)
                                    ------------ ------------ ------------  ------------  ------------ ------------  ------------

Balances at September 30, 1999        7,985,548        7,985      118,046           118     5,340,081   (5,257,395)       90,789
                                    ============ ============ ============ =============  ============  ===========  ============

The accompanying notes are an integral part of the financial statements.

                                                      29

BIOZHEM COSMECEUTICALS, INC.

                                                          STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                                          -------------------------------------------

                                                        For The Years Ended September 30, 2000 and 1999

                                           Common Stock          Committed Common Stock    Additional
                                           ------------          ----------------------     Paid-in     Accumulated
                                       Shares        Amount        Shares       Amount      Capital       Deficit       Total
                                       ------        ------        ------       ------      -------       -------       -----

Shares committed for services                -            -       81,000            81        20,169            -        20,250

Shares sold for cash                   400,000          400            -             -        49,600            -        50,000

Issuance of shares upon
   conversion of debt                  127,844          128            -             -        66,372            -        66,500

Exercise of warrants for cash and
   reimbursement of expenses           958,521          959            -             -       225,610            -       226,569

Subscribed shares issued               103,135          103     (103,135)         (103)            -            -             -

Options issued for services                  -            -            -             -       368,840            -       368,840

Net loss                                     -            -            -             -             -   (1,010,356)   (1,010,356)
                                   ------------ ------------ ------------  ------------  ------------ ------------  ------------

Balances at September 30, 2000       9,575,048  $     9,575       95,911   $        96   $ 6,070,672  $(6,267,751)  $  (187,408)
                                   ============ ============ ============  ============  ============ ============  ============

The accompanying notes are an integral part of the financial statements.

                                                      30

Biozhem Cosmeceuticals, Inc.

                                       Statement of Cash Flows
                                       -----------------------

                               Years Ended September 30, 2000 and 1999

Cash flows from operating activities:
   Net loss                                                $(1,010,356)  $(1,048,601)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation and amortization                            72,100        75,966
       Common stock committed for services                      20,250        27,280
       Common stock issued for services                              -       170,116
       Exercise of warrants for reimbursement of expenses       51,569             -
       Options issued for services                             368,840       337,051
       Changes in operating assets and liabilities:
          Accounts receivable                                    1,347         1,655
          Inventory                                             34,221        30,460
          Prepaid expenses and other current assets              2,807         1,970
          Other assets                                          11,094        48,651
          Accounts payable and accrued liabilities              29,515       (11,523)
                                                           ------------  ------------

   Net cash used in operating activities                      (418,613)     (366,975)
                                                           ------------  ------------

Cash flows used in investing activities:
   Purchases of property and equipment                               -        (8,677)
                                                           ------------  ------------

Cash flows from financing activities:
   Proceeds from sale of common shares
     and exercise of warrants                                  225,000       370,950
   Proceeds from borrowings                                    338,506       160,379
   Repayment of debt                                           (83,678)     (155,677)
                                                           ------------  ------------

   Net cash provided by financing activities                   479,828       375,652
                                                           ------------  ------------

Net increase in cash                                            61,215             -

Cash at beginning of year                                            -             -
                                                           ------------  ------------

Cash at end of year                                        $    61,215   $         -
                                                           ============  ============

Supplemental disclosure of cash flow information:
   Cash paid during the year for interest                  $    17,125   $    22,980
                                                           ============  ============

Supplemental disclosure of non-cash investing and
  financing activities:
   Conversion of debt into common stock                    $    66,500   $   163,183
                                                           ============  ============
   Stocks committed for conversion of debt                 $         -   $     5,517
                                                           ============  ============
   Issuance of debt for the acquisition of assets          $         -   $    65,000
                                                           ============  ============
   Common stock issued for acquisition of assets           $         -   $    15,750
                                                           ============  ============

The accompanying notes are an integral part of the financial statements.

NOTE 1 - ORGANIZATION
---------------------

Description of the Company
--------------------------

Biozhem Cosmeceuticals, Inc. (the "Company"), formerly known as Entourage International, Inc., markets and distributes consumer products (primarily skin care products) through a network of Company-owned retail stores located in California, Texas, Colorado, Arizona and Oklahoma.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Principles of Basis of Presentation
-----------------------------------

The Company's financial statements for the years ended September 30, 2000 and 1999 have been presented on the basis that it will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company reported net losses of $1,010,356 and $1,048,601 and net cash used in operating activities of $418,613 and $366,975 in fiscal 2000 and 1999, respectively. In addition, the Company had a working capital deficit of $491,763 and was in default of certain notes payable (see Note 7) at September 30, 2000.

The Company's continued existence is dependent upon its ability to achieve its 2001 operating plan, which contemplates significantly improved operating results and cash flows and obtaining additional financing. There can be no assurances that the Company will be successful in these efforts. Since September 30, 2000, the Company has received an additional $687,500 in equity financing and $300,000 in borrowings (see Note 13).

If management cannot achieve the 2001 operating plan because of sales shortfalls, reduced profit margins or other unfavorable events, the Company may find it necessary to further reduce expenses or undertake other actions as may be appropriate. The financial statements do not include any adjustments that might result from the outcome of this uncertainty (including any impairment losses on intangible assets).

Revenue Recognition
-------------------

Sales by company-owned retail stores are recorded when sold to a retail customer. Provisions are made for estimated returns and allowances at the time of sale.

Use of Accounting Estimates
---------------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions and estimates that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of the revenues and expenses during the reported period. Actual results could differ from those estimates.

Fair Value of Financial Instruments
-----------------------------------

The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 107 ("SFAS 107") "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS." The Company has financial instruments whereby the fair market value of the financial instruments could be different than that recorded on a historical basis. The Company's financial instruments consist of its accounts payable, notes payable and long-term debt. Management believes the carrying amounts of the Company's financial instruments generally approximate their fair values at September 30, 2000; however, the fair values of the notes payable were not readily determinable as market comparables were not available for such instruments.

Inventory
---------

Inventory consists mainly of skin care products, which are stated at the lower of cost or market using the first-in, first-out method. The Company purchases a majority of its inventory from one vendor. These items are readily available from other vendors. However, a change in supplier could cause delays in product delivery and possible losses in revenue, which could adversely affect operating results. Market is determined by comparison with recent purchases or net realizable value. Such net realizable value is based on forecasts for the sales of the Company's products in ensuing years. Should demand for the Company's products prove to be significantly less than anticipated, the ultimate realizable value of the Company's inventories could be substantially less than the amount shown on the accompanying balance sheet.

Property and Equipment
----------------------

Property and equipment are stated at cost. Expenditures for additions and major improvements are capitalized. Repairs and maintenance costs are charged to operations as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts, and gains or losses from retirements and dispositions are credited or charged to income.

Depreciation and amortization are provided over the estimated useful lives of the related assets, ranging from 3 to 5 years, using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful life of the asset or the term of the lease. Depreciation expense totaled $18,925 and $23,059 for the years ended September 30, 2000 and 1999, respectively.

Management of the Company assesses the recoverability of property and equipment by determining whether the net carrying value of such assets can be recovered over their remaining lives through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. Management has determined that there is no impairment of property and equipment at September 30, 2000.

Intangible Assets
-----------------

Intangible assets consist of covenants not to compete, customer lists and goodwill arising from business combinations and are amortized on a straight-line basis. The covenants are amortized over the contractual term of 3 years. The customer lists are amortized over the expected benefit life of 3 years. Goodwill, representing the excess of the purchase price over the estimated fair market value of the net assets of the acquired business, is amortized over the period of expected benefit of 10 years. Amortization expense totaled $53,175 and $52,906 for the years ended September 30, 2000 and 1999, respectively.

The Company assesses the recoverability of these intangible assets by determining whether the net carrying value of such assets can be recovered over their remaining lives through projected undiscounted future cash flows. The amount of impairment, if any, is measured based on fair value and charged to operations in the period in which the impairment is determined by management. Management has determined that there was no impairment of intangible assets as of September 30, 2000.

Advertising
-----------

Advertising costs are expensed as incurred. Advertising costs totaled $27,857 and $70,843 in fiscal 2000 and 1999, respectively.

Income Taxes
------------

The Company provides for income taxes under the liability method. Accordingly, deferred tax assets and liabilities are computed for differences between the financial statement carrying amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized. The provision for taxes represents the tax payable or refundable for the period plus or minus the change during the period in deferred assets and liabilities.

Earnings Per Share
------------------

The Company records earnings per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "EARNINGS PER SHARE" ("EPS"). SFAS 128 requires dual presentation of basic EPS and diluted EPS on the face of all income statements. Basic EPS is computed as net income divided by the weighted average of common shares for the period. Diluted EPS reflects the potential dilution that could occur from the common shares issued through stock options, warrants and other convertible securities. All potentially dilutive shares have been excluded from dilutive EPS, as their effect would be anti-dilutive for fiscal 2000 and 1999.

Stock-Based Compensation
------------------------

The FASB has issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "ACCOUNTING FOR STOCK-BASED COMPENSATION," which defines a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." Entities electing to remain with the accounting method of APB 25 must provide pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS 123 had been applied. The Company has elected to account for its stock-based compensation to employees under APB 25.

In March 2000, the FASB issued FASB Interpretation No. 44 ("FIN 44") "ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION, AN INTERPRETATION OF APB OPINION 25." FIN 44 clarifies the application of APB 25 for (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences for various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective on July 1, 2000, but certain provisions cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 prior to June 30, 2000 did not have a material effect on the financial statements.

Comprehensive Income
--------------------

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "REPORTING COMPREHENSIVE INCOME." Under SFAS 130, the Company reports and displays all components of comprehensive income in a full set of financial statements. For fiscal 2000 and 1999, the Company had no items of comprehensive income.

Segments
--------

The FASB has issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." As the Company operates in one segment, the Company has not provided any additional segment disclosures as required under SFAS 131.

Recent Accounting Pronouncements
--------------------------------

The FASB has issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "ACCOUNTING FOR DERIVATIVE AND HEDGING ACTIVITIES." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet at their fair value. This statement, as amended by SFAS 137, is effective for financial statements for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Company does not expect the adoption of this standard to have a material impact on its results of operations, financial position or cash flows as it currently does not engage in any derivative or hedging activities.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 ("SAB 101"), "REVENUE RECOGNITION," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosures related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date of this pronouncement is the first quarter of the fiscal year beginning after December 15, 1999. The Company believes that adopting SAB 101 will not have a material impact on its financial position and results of operations.

NOTE 3 - ACQUISITIONS
---------------------

On January 15, 1999, the Company acquired the assets of a retail store from a franchisee for consideration of $80,750, consisting of a promissory note in the amount of $65,000 and 35,000 shares of common stock valued at $15,750. The note bears interest at 8% per annum with principal and interest payments due from February 15, 1999 through January 15, 2002.

The acquisition was accounted for as a purchase. Accordingly, the purchase consideration was allocated to the acquired assets on the basis of estimated fair market value and the operations of the retail store acquired are included in the statement of operations beginning January 16, 1999. Goodwill, a covenant not to compete and customer list of $60,750, $10,000 and $10,000, respectively, were recorded in connection with the transaction.

The pro forma results of operations for fiscal 1999, assuming the acquired franchise retail store had been acquired at the beginning of fiscal 1999 is not presented here as the appropriate financial information is not available.

There were no acquisitions during fiscal 2000.

NOTE 4 - PROPERTY AND EQUIPMENT
-------------------------------

Property and equipment consist of the following at September 30:


                                  Estimated Useful Lives
                                        (in years)                2000                 1999
                                 -------------------------    ---------------     ---------------

Leasehold improvements                      3                  $      95,226       $      95,226
Equipment                                   3                        111,762             111,762
Software                                    5                         37,707              37,707
                                                               --------------      --------------
                                                                     244,695             244,695

Less accumulated depreciation                                       (215,862)           (196,937)
                                                               --------------      --------------

                                                               $      28,833       $      47,758
                                                               ==============      ==============

NOTE 5 - INTANGIBLE ASSETS
--------------------------

Intangible assets consist of the following at September 30:

                                                       2000              1999
                                                    ----------        ----------

Goodwill                                            $ 372,387         $ 372,387
Customer lists                                         25,000            25,000
Covenant not-to-compete                                30,000            30,000
Trademark                                               2,535             2,535
                                                    ----------        ----------
                                                      429,922           429,922

Less accumulated amortization                        (166,656)         (113,481)
                                                    ----------        ----------

                                                    $ 263,266         $ 316,441
                                                    ==========        ==========

NOTE 6 - NOTES PAYABLE
----------------------

Notes payable consist of the following at September 30:

                                                            2000         1999
                                                          --------     --------
Notes payable to a shareholder, interest at
12%, principal and accrued interest are
payable on demand. One note totaling
$100,000 was paid in full subsequent to
September 30, 2000                                        $251,529        $   -

Note payable to One World Networks
Integrated Technologies, Inc. ("OWN"),
interest rate at 10% per annum, maturing on
August 1, 2000                                                   -       42,177

Note payable to JCR Advertising (Note 8),
interest at 10%, principal and interest
payable monthly from February 15, 1997
through January 15, 1998, collateralized by
the Company's assets. Note was paid in full
subsequent to September 30, 2000                            13,137       12,332

Other                                                        4,846        4,846
                                                          ---------    ---------

                                                          $269,512     $ 59,355
                                                          =========    =========

NOTE 7 - LONG-TERM DEBT
-----------------------

Long-term debt consisted of the following at September 30:

                                                           2000          1999
                                                        ----------    ----------
Note payable to former franchisee, interest
at 8%, principal and interest payments of
$2,037 payable monthly through January 2002.
This note was paid in full subsequent to
September 30, 2000                                      $  55,358     $  56,858

Note payable to former franchisee, interest
at 8%, principal and interest of $1,538
payable monthly from September 15, 1997
through July 15, 2000. This note is
currently in default                                       16,561        21,961

Note payable to former franchisee, imputed
interest at 16%, payments of $1,995 due
through June 1, 2000. This note was paid in
full subsequent to September 30, 2000                       5,900        12,500

Note payable to bank, interest at prime plus
3 1/2% (totaling 12.75%), principal payments
of $833 plus interest due through August 15,
2000. This note was paid in full subsequent
to September 30, 2000                                         838         9,167
                                                        ----------    ----------
                                                           78,657       100,486

Less current portion                                      (78,657)      (69,675)
                                                        ----------    ----------
                                                        $       -     $  30,811
                                                        ==========    ==========

Principal maturities are $78,657 for the year ending September 30, 2001.


NOTE 8 - RELATED PARTY TRANSACTIONS
-----------------------------------

The Company had notes payable outstanding with JCR Advertising as of September 30, 2000 and 1999 of $13,137 and $12,332, respectively. Interest expense on these notes was approximately $1,600 and $3,000 for fiscal 2000 and 1999. On July 15, 1999, notes totaling $112,824 were converted to equity with the issuance of 304,930 shares of the Company's common stock.

During fiscal 2000, the Company borrowed funds from a shareholder. At September 30, 2000, the amount due the shareholder totaled $251,529 (see Note 6). Interest expense recorded on these notes for the year ended September 30, 2000 was approximately $18,600.

NOTE 9 - INCOME TAXES
---------------------

The following is a reconciliation of federal income taxes computed at the statutory rate of 34% to income tax expense as reported for the years ended September 30:

                                                2000                   1999
                                          ---------------       ----------------

Expected income tax benefit at 34%        $     (344,000)       $      (357,000)
Change in valuation allowance                    344,000                357,000
                                          ---------------       ----------------

Income tax expense                        $            -        $             -
                                          ===============       ================

--------------------------------

Deferred tax assets consist of the following as of September 30:


                                                      2000              1999
                                                  ------------      ------------

Net operating loss carryforwards                  $ 1,872,000         1,648,000
Expenses recognized for granting
    warrants                                          240,000           115,000
Other                                                  18,000            23,000
                                                  ------------      ------------
                                                    2,130,000         1,786,000

Less valuation allowance                           (2,130,000)       (1,786,000)
                                                  ------------      ------------

Net deferred tax assets                           $         -       $         -
                                                  ============      ============

During fiscal 2000 and 1999, the valuation allowance increased by $344,000 and $357,000, respectively.

At September 30, 2000, the Company had a federal and state net operating loss carryforward of approximately $5,510,000 and $2,790,000, respectively. If not used to offset future income, these loss carryforwards will expire between 2002 and 2015. Pursuant to the Tax Reform Act of 1986, use of the Company's net operating loss carryforwards may be substantially limited if a cumulative change in ownership of more than 50% occurs within a prescribed testing period. Equity transactions may have resulted in such a change and would likely result in a limitation of the amount of net operating loss that may be used annually. Further, the limitation may render a substantial portion of the Company's net operating loss carryforward unusable.

Based on numerous factors, including but not limited to the Company's historical losses and the uncertainty regarding net operating loss carryforward limitation, management believes that it cannot currently demonstrate that it is more likely than not that it will fully realize all of the benefits of deferred tax assets existing at September 30, 2000. Accordingly, a valuation allowance has been provided for the full amount of the Company's deferred tax assets.

NOTE 10 - STOCKHOLDERS' EQUITY
------------------------------

Stock Issuances
---------------

During 1999, the Company sold 1,181,371 shares of its common stock. Proceeds to the Company were $370,950, net of offering costs of $77,550. In addition, the Company committed to issue 14,911 shares of common stock for $5,517 in debt cancellation and 103,135 shares of common stock for $27,280 in consulting fees.

On February 15, 1999, the Company issued 35,000 shares as the $15,750 down payment for the purchase of the Kentucky franchise (see Note 3). On June 29, 1999, the Company issued 10,000 shares as a bonus to an employee at a share price of $0.50. On July 15, 1999, the Company issued a total of 528,750 shares of common stock as follows: 442,540 shares of common stock were issued to shareholders to convert $163,183 of debt to equity; 86,210 shares of common stock were issued in lieu of cash payments for consulting fees totaling $28,566; 32,056 shares of common stock were issued in lieu of cash payments for unpaid directors' fees for a total of $11,875. During the year ended September 30, 1999, the Company issued a total of 272,629 shares of common stock in lieu of cash payments for financial public relations for a total of $124,675. The shares were issued as follows: 66,667 shares were issued on November 16, 1998; 87,671 shares were issued on January 14, 1999; 63,291 shares were issued on February 19, 1999; 35,000 shares were issued on March 19, 1999; and 20,000 shares were issued on July 1, 1999.

On September 30, 2000, the Company committed 36,000 shares of common stock for consulting fees and 45,000 shares of common stock for directors' fees. These shares were valued at $0.25 per share for a total of $20,250 based on an outstanding private placement offering at $0.25 (see Note 13).

On December 14, 1999, OWN received 127,844 shares of common stock in exchange for $66,500 of indebtedness due from the Company (see Note 12).

On May 4, 2000, the Company sold 400,000 shares of common stock to a third party for cash. In conjunction with this sale, warrants to purchase 400,000 shares of the Company's common stock at $0.125 per share were granted to this third party as an incentive to purchase the stock. Therefore, the granting of the warrants had no net impact on operations or equity.

On May 1, 2000, OWN exercised warrants to acquire 958,521 shares of common stock for $175,000 in cash and $51,569 in expense reimbursements (see Note 12).

On July 14, 2000, the Company issued 103,135 shares of stock to third parties for transactions that were recorded in the Company's September 30, 1999 financial statements. The value of such shares was previously recorded as shares subscribed; therefore, the issuance had no net impact on operations or equity.

Stock Options
-------------

The Company has adopted the 1998 Stock Option Plan of Biozhem Cosmeceuticals, Inc. (the "Plan"). The purpose of the Plan is to provide officers and employees of the Company and other eligible individuals an incentive through grant of options to acquire stock in the Company and encourage them to remain in the Company's service.

Under the Plan, the Committee may, at any time prior to July 6, 2008, grant to eligible persons either incentive stock options or non-qualified stock options for an aggregate of 1,000,000 shares of the Company's Common Stock. Any unexercised or canceled stock options may be re-optioned under the Plan. Although not eligible to receive grants of incentive stock options, members of the Board of Directors of the Company who are not full-time employees of the Company are eligible to receive grants of non-qualified options. Directors who are full-time employees of the Company are eligible to receive grants of either incentive stock options or non-qualified options. The Committee may issue the options to different optionees subject to varying vesting requirements.

The exercise price of any options granted under the Plan may not be less than 100% of the fair market value of the underlying shares of Common Stock on the day the option is granted, except that, with respect to options granted to persons owning more than 10% of the Common Stock on the date of the grant at which time the price must be at least 110% of the fair market value. The Plan was approved by a vote of the shareholders. In fiscal 1999, 522,000 options were granted under the Plan. No options were granted under the Plan in fiscal 2000.

In fiscal 2000, the Company granted 1,608,000 options to consultants, valued under SFAS 123 at $368,000. The fair value of each non-Plan option granted was estimated using the Black-Scholes option pricing model on the date of grant using the following assumptions: (i) no dividend yield, (ii) average volatility of 108% (iii) weighted average risk-free interest rate of 6.0%, and (iv) expected life of 3 to 3.5 years.

FAS 123 Pro Forma Information
-----------------------------

Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for fiscal 2000 and 1999: risk free interest rate of 6.0% and 6.25%; dividend yield of 0%; expected life of the option ranging from 3 to 5 years; and volatility factor of the expected market price of the Company's common stock of 108% and 72%, respectively.

The Black Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. Adjustments are made for options forfeited prior to vesting. There was no effect on compensation expense, net loss, and net loss per share (basic and diluted) had compensation costs for the Company's stock option plans been determined based on fair value of the date of grant consistent with the provisions of SFAS 123 for both fiscal 2000 and 1999.

Warrants
--------

During fiscal 1999, 1,947,697 Class A Warrants were issued to consultants and other service providers. Of the warrants issued, 1,000,000 Class A Warrants were issued to OWN upon execution of a management agreement with OWN (see Note 12).

The fair value of each warrant granted during fiscal 1999 was estimated using the Black-Scholes option pricing model on the date of grant using the following assumptions: (i) no dividend yield, (ii) average volatility of 72% (iii) weighted average risk-free interest rate of 6.25%, and (iv) expected life of 1 year. The total expense recorded in fiscal 1999 for the granting of warrants was $337,051.

In October 1999, the Company amended its agreement with OWN (See Note 12). As part of that amendment, the Company agreed to lower the exercise price of 888,666 of the 1,000,000 Class A Warrants from $0.56 to $0.15 per share. The repricing of these warrants resulted in variable award accounting under FASB Interpretation No. 44. Because of the decline in the Company's stock price since the date of the original warrant grant, no additional expense was required for the year ended September 30, 2000 under variable award accounting. 958,521 of these warrants were exercised on May 1, 2000 and the remaining 41,479 of the Class A Warrants were cancelled as part of the Company's termination of its management agreement with OWN (see Note 12).

On May 4, 2000, 400,000 warrants at an exercise price of $.125 per share were issued to a third party in connection with the purchase of stock. The issuance of these warrants had no impact on operations or equity.

The outstanding warrants at September 30, 2000 are held by consultants, other service providers and shareholders.


The following is a summary of stock option and warrant activity during fiscal 2000 and 1999:


                                                                     Weighted
                                                   Shares          Average Price
                                                  ------------      ----------

         Outstanding at September 30, 1998             52,000       $     0.80
                  Granted                           2,469,697             0.59
                  Exercised                                 -                -
                  Cancelled                           (10,000)           (0.46)
                                                  ------------       ----------

         Outstanding at September 30, 1999          2,511,697             0.59
                  Granted                           2,008,000             0.23
                  Exercised                          (958,521)           (0.24)
                  Cancelled                           (61,479)           (0.50)
                                                  ------------       ----------

         Outstanding at September 30, 2000          3,499,697       $      .39
                                                  ============      ===========

         Exercisable at September 30, 2000          3,355,697       $      .38
                                                  ============      ===========

The following table summarizes information about stock options and warrants outstanding at September 30, 2000:

                                         Outstanding                                  Exercisable
                      ---------------------------------------------------   --------------------------------
                                          Weighted
                                           Average
                                          Remaining         Weighted                           Weighted
    Range of                             Contractual         Average                           Average
 Exercise Price           Total             Life         Exercise Price        Total        Exercise Price
------------------    -------------    ---------------   ----------------   -------------   ---------------
$0.01 - $0.49          2,517,000         3.1 years       $   0.27           2,373,000        $     0.26
$0.50 - $1.00            982,697         1.4 years           0.69             982,697              0.69
                      ----------                          --------          ---------        ----------
                       3,499,697                         $   0.39           3,355,697        $     0.38
                      ==========                         ========           =========        ==========

NOTE 11 -COMMITMENTS
--------------------

Leases
------

The Company leases its facilities and equipment under non-cancelable operating leases expiring in October 2004. Rent expense in fiscal 2000 and 1999 was approximately $212,000 and $204,000, respectively, and future commitments are approximately $184,000, $120,000, $68,000, $22,000, and $2,000 in fiscal 2001,
2002, 2003, 2004 and 2005, respectively.

Marketing Agreement
-------------------

On September 22, 2000, Biozhem signed a License and Supply Agreement with Advanced Tissue Sciences, Inc., a Delaware Corporation ("ATS"), which gives Biozhem the exclusive right to market skin care products containing ATS' Nutrient Solutions in the Direct Response market for a period of ten years providing that sales goals are reached. Biozhem will also pay to ATS a royalty and periodic milestone payments that are dependent on achieving certain annual and cumulative sales levels.

NOTE 12 - MANAGEMENT AGREEMENT
------------------------------

The Company entered into a management agreement in 1999. This agreement (the "Agreement") was effective as of July 14, 1999 (the "Effective Date") by and among OWN and the Company. OWN was engaged by the Company to exclusively provide and perform for and on behalf of the Company all management services reasonably necessary for the proper and efficient operation of the Company for a five-year period. For its services, OWN was to receive a monthly management fee of 40% of pre-tax net income, 1,000,000 Class A warrants and other contingent warrants (which were never earned). In addition, OWN agreed to loan the Company up to $50,000 to cover operational cash flow needs.

In October 1999, the Company amended the Agreement. As part of the amendment, OWN agreed to increase its loan available to the Company to $100,000 and to purchase 127,844 shares common stock for $66,500. The Company opted thereafter to cancel its debt to OWN rather than collect the $66,500 from OWN (see Note
10). In consideration for these transactions, the Company agreed to lower the exercise price of 888,666 of the Class A Warrants from $0.56 to $0.15 per share (see Note 10).

On May 1, 2000, the Company terminated its Agreement with OWN. In connection with the termination, OWN agreed to exercise 958,521 shares of Class A Warrants for $175,000 in cash and $51,569 in expense reimbursements and cancel the remaining 41,479 warrants. OWN also agreed to acquire co-ownership of the Company's pre-termination customer list for a guaranteed royalty of $40,000, which has been recorded as other income.

On September 22, 2000, the Company entered into a management agreement with Beauty Resource, Inc., a Nevada corporation ("BR"). BR is engaged by the Company to provide and perform for the Company all management services reasonably necessary for the proper and efficient operation of the Company for a five-year period. BR personnel currently assigned to manage the day-to-day activities of the Company include individuals designated as the Company's CEO and COO.

BR will supervise the bookkeeping and accounting services for and on behalf of the Company. BR will be responsible for all marketing, distribution activities on behalf of the Company including, but not limited to, determining which products to market, sales prices, target markets and customers, selecting distribution methods and procedures and advertising activities. Additionally, BR will be responsible for all other administrative functions of the Company including, without limitation, hiring and personnel matters, compensation arrangements with employees of the Company, selecting outside advisors and consultants to the Company, choosing vendors and suppliers, selecting and negotiating banking relationships and all other normal and customary activities associated with operating a business. BR is entitled to a reimbursement, which shall be a payment of $15,000 per month. In addition, commencing April 1, 2001 and continuing on the first day of each quarter thereafter during the remaining term of the agreement, the Company shall pay BR a fee in the amount of 0.5% of the sales (net of returns and allowances) of the Company for the preceding quarter.

Upon signing of the agreement, the Company awarded the new CEO options to purchase 100,000 shares of the Company common stock at an exercise price of $0.25 per share, to be exercised on or before September 30, 2003.

In addition, as defined in the agreement, BR is entitled to performance options up to 2,000,000 shares through March 31, 2006 at $0.25 per share based on achieving certain sales targets, 3,000,000 shares through March 31, 2006 at $0.25 per share based on achieving certain pre-tax net income levels, and cash bonuses of up to 5% of pre-tax net income based on achieving certain ratios of pre-tax net income to sales. To date, no such options or cash awards have been earned by BR.


NOTE 13 - SUBSEQUENT EVENTS
---------------------------

Subsequent to September 30, 2000, and pursuant to a private placement memorandum dated September 25, 2000, the Company issued 2,750,000 shares of common stock valued at $0.25 per share to outside investors for a total of $687,500.

Additionally, subsequent to September 30, 2000, the Company received $300,000 in unsecured loans bearing interest at 10% per annum from shareholders and an individual. Principal and interest on these notes are payable on demand.

                          BIOZHEM COSMECEUTICALS, INC.
                            CONDENSED BALANCE SHEETS

ASSETS
                                                        June 30,       Sept 30,
                                                          2001           2000
                                                          ----           ----
Current Assets:                                        (unaudited)

Cash                                                  $ 1,040,207   $    61,215
Inventory                                                  85,201        25,641
Other current assets                                        6,072           461
                                                      ------------  ------------
Total current assets                                    1,131,480        87,317

Property and equipment, net                                31,184        28,833

Intangible assets, net                                    229,948       263,266
Other assets                                              100,543        12,256
                                                      ------------  ------------
Total Assets                                          $ 1,493,155   $   391,672
                                                      ============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued liabilities              $   101,194   $   230,911
Notes payable                                              10,161       269,512
Current portion of long-term debt                               -        78,657
                                                      ------------  ------------
                                                          111,355       579,080
                                                      ------------  ------------

Stockholders' Equity (Deficit):
Preferred stock, $1.00 par value; 10,000,000 shares
  authorized; no shares issued and outstanding                  -             -
Common stock, $.001 par value; 100,000,000 shares
  authorized; 15,513,329 and 9,575,048 shares
  issued and  outstanding at June 30, 2001 and
  September 30, 2000, respectively                         15,514         9,575
Common stock subscribed, $.001 par value;
  5,874,912 shares committed as of June 30, 2001 and
  95,911 shares committed as of September 30, 2000          5,875            96
Additional paid-in capital                              8,760,222     6,070,672
Accumulated deficit                                    (7,399,811)   (6,267,751)
                                                      ------------  ------------

Total stockholders' equity (deficit)                    1,381,800      (187,408)
                                                      ------------  ------------

Total Liabilities and Stockholders' Equity            $ 1,493,155   $   391,672
                                                      ============  ============

The accompanying notes are an integral part of the financial statements.

                          BIOZHEM COSMECEUTICALS, INC.
                       CONDENSED STATEMENTS OF OPERATIONS


                                                         Nine          Nine
                                                        Months         Months
                                                         Ended          Ended
                                                       June 30,       June 30,
                                                         2001           2000
                                                         ----           ----
                                                      (unaudited)    (unaudited)

Net Sales                                            $    515,701  $    582,944
Cost of Sales                                             100,674       104,424
                                                     ------------- -------------

                  Gross margin                            415,027       478,520
                                                     ------------- -------------

Expenses
Selling, general and administrative                     1,314,231       883,512
Advertising                                                21,590        24,294
Depreciation and amortization                              43,471        57,221
                                                     ------------- -------------
                     Total expenses                     1,379,292       965,027
                                                     ------------- -------------
                     Operating income (loss)             (964,265)     (486,507)

Interest expense                                         (185,345)      (13,378)

Other income                                               17,550        44,221
                                                     ------------- -------------

Net income (loss)                                    $ (1,132,060) $   (455,664)
                                                     ============= =============

Net income (loss) per common share                   $      (0.09) $      (0.06)
                                                     ============= =============

Weighted average number of common shares outstanding   13,150,412     8,175,496
                                                     ============= =============

The accompanying notes are an integral part of the condensed financial statements.

NOTE 1- INTERIM FINANCIAL STATEMENTS.
-------------------------------------

The accompanying condensed financial statements have been prepared in accordance with instructions to quarterly reports on form 10-QSB. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at June 30, 2001 and for all periods presented have been made. Certain information and footnote data necessary for fair presentation of financial position and results of operations in conformity with accounting principles generally accepted in the United States of America have been condensed or omitted. It is therefore suggested that these statements be read in conjunction with the summary of significant accounting policies and notes to financial statements included in the Company's annual Form 10-KSB. The results of operations for periods ended June 30, 2001 are not necessarily indicative of operating results for the full year.

NOTE 2 - ISSUANCE OF COMMON STOCK
---------------------------------

During the nine-month period ended June 30, 2001, the Company issued 95,911 shares of stock to third parties for transactions that were recorded in the Company's September 30, 2000 financial statements. The value of such shares was recorded previously as shares subscribed; therefore the issuance had no net impact on operations or equity.

Pursuant to private placement memorandums, the Company issued 5,667,370 shares (including 159,370 shares issued to finders) and committed to issue an additional 4,623,000 shares (including 30,000 shares committed to finders) for proceeds to the Company of $2,294,350 (net of issuance costs of $230,900) during the nine-month period ended June 30, 2001.

During the nine-month period ended June 30, 2001, the Company issued 175,000 shares of common stock for services to the Company, valued at $93,940.

During the nine-month period ended June 30, 2001, the Company defaulted on $150,000 of notes and accrued interest payable. According to the note agreement, the holder of the note had the right upon default to convert all unpaid principal and accrued interest into common stock of the Company at a conversion price of $0.125 per share. Further, upon conversion, the note holder would also be granted warrants to purchase additional shares (equal to the number of shares converted) at an exercise price of $0.25 per share for a period of three years. Pursuant to APB 14, EITF 98-5 and EITF 00-27, the Company has recorded the value of the beneficial conversion feature and the related warrants when the conversion feature was no longer contingent on a future event. The combined value of the beneficial conversion feature and the related warrants was $150,000 which was recorded to additional paid in capital and interest expense as the related debt was already in default. As of June 30, 2001, the note holder has requested conversion of the note. As a result, the Company has committed to issue 1,200,000 shares of common stock at $0.125 per share and warrants to acquire an additional 1,200,000 shares of common stock at $0.25 per share (see Note4).

In addition, during the nine-month period ended June 30, 2001, the Company committed to convert another note payable totaling $12,978 to common stock at $0.25 per share for total shares of 51,912. There was no beneficial conversion associated with this note payable.


NOTE 3 - OTHER ASSETS
---------------------

Other assets of $100,543 primarily consist of deposits made for a new infomercial production that has not been released as of June 30, 2001.


NOTE 4 - STOCK OPTIONS AND WARRANTS
-----------------------------------

In January 2001, the Company issued 25,000 warrants with an exercise price of $0.25 per share to an unrelated third party for interest on a note payable. The estimated fair value of the non-employee warrants granted (under SFAS No. 123) totaled approximately $10,000 and has been expensed during the period.

In June 2001, the Company issued 1,200,000 warrants with an exercise price of $0.25 per share to an unrelated third party in connection with the conversion of the related note payable (see Note2).

During the nine-month period ended June 30, 2001, there was no other stock option or warrant activity.

NOTE 5 - NOTES PAYABLE
----------------------

During the nine-month period ended June 30, 2001, the Company entered into new short-term borrowings with related parties with interest at 10%, due on demand totaling $392,500. All of the borrowings, plus existing borrowings and related accrued interest of approximately $30,000, (totaling approximately $598,000) was repaid during this period. In addition, $162,978 of borrowings were converted during the period. As a result, ending notes payable consists of $10,161 note payable bearing interest at 8%.

NOTE 6 - LOSS PER SHARE
-----------------------

Net loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents during the periods presented. Options and warrants to purchase shares of common stock were excluded from the computation of the diluted loss per share, as they would have been anti-dilutive.

NOTE 7 - GOING CONCERN
----------------------

The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. The Company has recurring losses from operations and limited operating revenues for the nine-month period ended June 30, 2001 but does have a positive working capital as of June 30, 2001. These factors (among others) raise substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to operate as a going concern is dependent upon its ability to obtain additional debt and/or equity and to achieve its 2001 operating plan, which contemplates significantly improved operating results and cash flow. There can be no assurances that the Company will be successful in these regards.

The financial statements do not include any adjustments related to the recoverability and classification of assets carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

NOTE 8 - SEGMENT REPORTING
--------------------------

The Company is currently operating under one business segment. Thus, no segment reporting is required.

NOTE 9 - MANAGEMENT AGREEMENT
-----------------------------

On September 22, 2000, the Company entered into a Management Agreement ("Agreement") with Beauty Resource, Inc. ("B.R."). The Company engaged B.R. to provide and perform all management services reasonably necessary for the proper operation of the Business during the five-year term of the Agreement. The Company will pay or grant to B.R., as compensation for the services it provides to the Company pursuant to the Agreement, a Management Fee and other consideration based upon attaining certain profit levels. On May 24, 2001, the Board of Directors determined that it was necessary to assume all functions and duties of B.R. as set forth in the Agreement. For the nine-month period ended June 30, 2001, the Company recorded $105,000 as compensation for services.

NOTE 10 - SUBSEQUENT EVENTS
---------------------------

In July, 2001, the Company issued 720,000 shares of common stock valued at $0.25 per share to outside investors for total proceeds to the Company of $180,000. In September 2001, the Company issued 600,000 shares of common stock valued at $0.25 per share to outside investors for a total proceeds to the Company of $150,000.

NOTE 11 - RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations," which is effective for business combinations initiated after June 30, 2001. SFAS 141 eliminates the pooling of interest method of accounting for business combinations and requires that all business combinations occurring after July 1, 2001, are accounted for under the purchase method. The Company does not expect SFAS 141 to have a material impact on its financial statements.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets," which is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for entities with fiscal years beginning after March 15, 2001, provided that the first interim financial statements have not been previously issued. SFAS 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in the financial statements upon their acquisition and after they have been initially recognized in the financial statements. SFAS 142 requires that goodwill and intangible assets that have indefinite useful lives not be amortized but rather be tested at least annually for impairment, and intangible assets that have finite useful lives be amortized over their useful lives. SFAS 142 provides specific guidance for testing goodwill disclosure requirements about goodwill and other intangible assets in years subsequent to their acquisition. Impairment losses for goodwill and indefinite-life intangible assets that arise due to the initial application of SFAS 142 are to be reported as resulting from a change in accounting principle. However, goodwill and intangible assets acquired after June 30, 2001, will be subject to the provisions of SFAS 142. The Company does not expect SFAS 142 to have a material effect on its financial statements.

In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143 ("SFAS 143"), "Accounting for Assets Retirement Obligations." SFAS 143 establishes standards associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect the impact to be material.

In August 2001, FASB issued Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The provisions of SFAS 144 are effective for the financial statements issued for the fiscal years beginning after December 15, 2001, and interim periods within these fiscal years, with early adoption encouraged. The Company does not expect SFAS 144 to have a material impact on its financial statements.


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 2.02-1 of the Texas Business Corporation Act contains detailed provisions for indemnification of directors and officers of Texas corporations against any judgments, penalties, fines, settlements and reasonable expenses which may be incurred in connection with any threatened, pending or completed proceeding in which the director or officer is a named defendant or respondent. The Company's Bylaws, as amended and restated, require the Company to indemnify and advance expenses to the Company's directors and officers to the maximum extent allowed by the Texas Business Corporation Act and expressly authorize the Company to purchase directors and officers liability insurance.

         The Articles of Incorporation of the Company, as amended and restated (the "Articles"), expressly provide that no director shall be personally liable to the Company or its shareholders for monetary damage for an act or omission in the director's capacity as a director, except to the extent otherwise expressly provided for by a statute of the State of Texas. The Articles obligate the Company to indemnify its officers and directors against any and all judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses incurred by that person to the full extent permitted under Texas law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. *

SEC Registration Fee                              $ 2,303.42
Accounting Fees and Expenses                      $ 5,500.00
Legal Fees and Expenses                           $20,000.00
Miscellaneous                                     $ 3,000.00
                                                  ----------
Total                                             $30,803.42
                                                  ----------

         The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the Selling Shareholders, will be borne by the Company.


ITEM 27.  EXHIBITS.

        A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.


ITEM 28.  UNDERTAKINGS.

         (a)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the such issue.

         (b)  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective) amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) above do not apply if the Registration is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 16th day of November, 2001.

                                             BIOZHEM COSMECEUTICALS, INC.


                                             /s/ James Chapin
                                             ----------------------
                                             Chairman of the Board


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.


Signature                           Title                                Date
---------                           -----                                ----

/s/ James Chapin              Chairman of the Board,.          November 16, 2001
----------------              (Principal executive officer)
James Chapin

/s/ Stan R Wylie              Director                         November 16, 2001
----------------
STAN R WYLIE

/s/ Lawrence Rheins           Director                         November 16, 2001
-------------------
LAWRENCE RHEINS

/s/ David Lewis               Director                         November 16, 2001
------------------
DAVID LEWIS

/s/ Dean Hastas               Director                         November 16, 2001
----------------
DEAN HASTAS

EXHIBIT INDEX

Exhibit No.        Description
-----------        -----------

3.1 Articles of Incorporation of Entourage International, Inc. and amendments thereto (1)

3.2      Bylaws of Entourage International, Inc. (1)

3.3      Articles of Incorporation and amendments thereto (1)

4.1      Specimen Common Stock Certificate of Entourage International, Inc., (1)

5.1      Opinion of Danzig Kaye Cooper & Fiore, LLP

10.1 Amended Qualified Incentive Stock Option Plan for Entourage International, Inc. (1)

10.2     Amended Qualified Stock Option Plan for Entourage International, Inc.
         (1)

10.3 Amended Non-qualified Stock Option Plan for Entourage International, Inc., (1)

10.4 License Agreement between Entourage International, Inc. and Biogime Franchise Services (USA), Inc. dated May 2, 1994. (1)

10.5 Biogime Products Supply and Distribution Agreement between Entourage International, Inc. and Biogime Franchise Services (USA), Inc. dated May 2, 1994. (1)

10.6 Assignment and Assumption Agreement between Entourage International, Inc. and Biogime Franchise Services (USA), Inc. dated May 2, 1994. (1)

10.7 Services Agreement between Entourage International, Inc. and Gage Research & Development Institute, Inc. dated July 12, 1994. (1)

10.8 Settlement and Release Agreement between Entourage International, Inc. and John Southwell dated November 1, 1994. (1)

10.9 Asset Purchase Agreement between Entourage International, Inc. and Diamond Falcon Corporation dated December 29, 1994. (1)

10.10    Master Transaction Agreement (1)

10.11 Agreement and plan of merger with shareholders of Biogime Franchise Services USA, Inc. (1)

10.12    1998 Stock Option Plan for Biozhem Cosmeceuticals, Inc. (1)

10.13 Management Agreement between One World Networks Integrated Technologies, Inc. and Biozhem Cosmeceuticals, Inc. dated July 14, 1999

10.14 Multi-Party Amendment No. 1 to Management Agreement dated July 14, 1999, dated October 13, 1999 (1)

10.15 Termination Agreement dated May 1., 2000 terminating Management Agreement dated July 14, 1999 (1)

10.16 License and Supply Agreement dated September 22, 2000 between Advanced Tissue Sciences, Inc. and Biozhem Cosmeceuticals, Inc. (1)

10.17 Management Agreement dated September 22, 2000 between Beauty Resource, Inc. and Biozhem Cosmeceuticals, Inc. (1)

23.1     Consent of Danzig Kaye Cooper & Fiore, LLP (included in Exhibit 5.1).

23.2     Consent of Corbin & Wertz

       (1)      Previously Filed

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